UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

FORM S-1/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FARMHOUSE, INC.

(Exact name of registrant as specified in its charter)

Nevada	7370	46-3321759
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

1355 Market Street, Suite 488

San Francisco, CA 94103

1 (888)-420-6856

(Address, including zip code, and telephone number,

Including area code, of Registrant’s principal executive offices)

Agent for Service:

Evan Horowitz

1355 Market Street, Suite 488

San Francisco, CA  94103

(888) 420-6856

(Name, address, including zip code, and telephone

Number, including area code, of agent for service)

With copies to:

Heskett and Heskett

John Heskett

2401 Nowata Place, Suite A

Bartlesville, Oklahoma 74006

(918) 336-1773 telephone

(918) 336-3152 facsimile

As soon as practicable after the effective date of this Registration Statement

(Approximate date of commencement

Of proposed sale to the public)

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [ x ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	[ ]	Accelerated Filer	[ ]
Non-accelerated Filer	[ ]	Smaller reporting company	[X]
		Emerging growth company	[X]

*If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. [ ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Shares of common stock ($0.0001 par value), to be registered by selling stockholders	5,454,689 shares	$1.00	$5,454,689	$708.02

(1)The offering price has been arbitrarily determined by us and bears no relationship to assets, earnings or other objective valuation criteria. No assurance can be given that the shares offered hereby will have a market value or that they may be sold at this, or at any price.

(2)Estimated in accordance with Rule 457(a) of the Securities Act of 1933, as amended, solely to compute the registration fee amount.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 13, 2020

AUGUST 13, 2020

PROSPECTUS SUMMARY

FARMHOUSE, INC.

5,454,689 shares of common stock

This prospectus relates to the resale by the selling stockholders of Farmhouse, Inc., a Washington corporation (the “Company”) identified in this prospectus of 5,454,689 shares of our outstanding shares of our common stock, par value $0.0001 per share (“Common Stock”) (collectively, the “Resale Shares”).  All of the Resale Shares were initially purchased from the Company in private placement transactions and are being offered for resale by the selling stockholders.  For a description of the transactions pursuant to which this resale registration statement relates, please see “Recent Unregistered Financings”.

The Resale Shares may be sold by the selling stockholders to or through underwriters or dealers, directly to purchasers or through agents designated from time to time.  For additional information regarding the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus.

The prices at which the selling stockholders may sell the Resale Shares will be determined by the prevailing market price for shares of the Company’s Common Stock or in negotiated transactions. We will not receive any proceeds from the sale of the Resale Shares by the selling stockholders We do not have any warrants outstanding.

We will bear all costs relating to the registration of the Resale Shares, other than any selling stockholders legal or accounting costs or commissions.

Our Common Stock is presently quoted on the OTC Pink tier of the OTC Markets Group, Inc. (“OTC Pink”) under the symbol “FMHS.” The closing price of our Common Stock on June 15, 2020, as reported by OTC, was $1.00 per share.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

We qualify as an “emerging growth company” as defined in the Jumpstart our Business Startups Act (“JOBS Act”). For more information, see the sub-section titled “Emerging Growth Company Status” in the Prospectus Summary section of this prospectus.

Investing in our Common Stock involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 15 of this prospectus and elsewhere in this prospectus for a discussion of information that should be considered in connection with an investment in our Common Stock

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is the 13th day of August, 2020.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. Pursuant to this prospectus, the selling stockholder may, from time to time, sell up to 5,454,689 shares of our common stock that it may purchase from us from time to time at our sole discretion in the future. All of the 5,454,689 shares were initially purchased from the Company in private placement transactions and are being offered for resale by the selling stockholders.

This prospectus provides you with a general description of our common stock. The selling stockholder is required to provide you with this prospectus and, in certain cases, a prospectus supplement containing specific information about the selling stockholder and the terms upon which the securities are being offered. A prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the headings “Incorporation by Reference” and “Where You Can Find More Information” below.

We may also add, update or change information contained in this prospectus by incorporating by reference information that we file or furnish to the SEC. The registration statement that we filed with the SEC includes exhibits that provide more detail on the matters discussed in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. Please carefully read this prospectus and any prospectus supplement, together with the additional information described under the headings “Incorporation by Reference” and “Where You Can Find More Information” before purchasing any shares.

You should rely only on the information contained in this prospectus. Farmhouse has not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell shares of Farmhouse’s common stock and seeking offers to buy shares of Farmhouse’s common stock only in jurisdictions where such offers and sales are permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Farmhouse’s business, financial condition, results of operations and prospects may have changed since that date.

In this prospectus, “Farmhouse,” the “Company,” “we,” “us” and “our” refer to Farmhouse, Inc. and its consolidated subsidiaries, except where the context otherwise requires.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

We have made statements in this Prospectus, including under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Business” and elsewhere that constitute forward-looking statements. Forward-looking statements involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “should,” “will,” “could” and similar expressions denoting uncertainty or an action that may, will or is expected to occur in the future. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements. Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus, to “Farmhouse,” “Farmhouse Subsidiary,” “company,” “we,” “us,” and “our,” or similar references, refer to Farmhouse, Inc., and our consolidated subsidiaries.

Examples of forward-looking statements include:

●the timing of the development of future products;

●projections of costs, revenue, earnings, capital structure and other financial items;

●statements of our plans and objectives;

●statements regarding the capabilities of our business operations;

●statements of expected future economic performance;

●statements regarding competition in our market; and

●assumptions underlying statements regarding us or our business.

The ultimate correctness of these forward-looking statements depends upon a number of known and unknown risks and events. We discuss our known material risks under the heading “Risk Factors” above. Many factors could cause our actual results to differ materially from the forward-looking statements. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

You should also assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

You should also read carefully the factors described in the “Risk Factors” section of this prospectus to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements. You are advised to consult any further disclosures we make on related subjects in our future public filings and on our website.

Item 3. Summary Information, Risk Factors, and Ratio of Earnings to Fixed Charges

PROSPECTUS SUMMARY

The following summary is a shortened version of more detailed information, exhibits and financial statements appearing elsewhere in this prospectus. Prospective investors are urged to read this prospectus in its entirety.

Our Company

(Corporate History)

On June 28, 2013, the Company was incorporated as Somerset Transition Corporation under the Oklahoma General Corporation Act. The Company was formed to complete a Parent/Subsidiary formation (“Reorganization”) under Section 1088(g) of the Oklahoma Act. Upon completion of the Reorganization, the Company became successor issuer to Transnational Financial Network, Inc., which was originally incorporated in California in 1985 as Transnational Financial Corporation.

In September 2013 the Company formed Somerset Property, Inc. as its wholly-owned Maryland subsidiary to effect a domiciliary move and merged with and into Somerset Property pursuant to Articles of Merger filed with the Maryland Department of Assessments and Taxation on October 3, 2013 and with the Oklahoma Secretary of State on October 11, 2013.

The Company was subsequently redomiciled to Nevada. The redomicile was accomplished by the issuer forming a wholly owned Nevada subsidiary named Revival, Inc. on July 18, 2017. The issuer then merged with and into Farmhouse Revival, Inc. by filing Articles of Merger with the Nevada Secretary of State on July 21, 2017 and with the Maryland Department of Assessments and Taxation on August 14, 2017.

On the 2nd day of July 2019, the Company filed with the State of Nevada a Certificate of Amendment to the Company’s Articles of Incorporation and changed the corporate name, Revival Inc. to Farmhouse, Inc. This name change was to reflect the Company’s new business endeavors.

On August 13, 2019, the Company finalized an Agreement and Plan of Merger (the “Agreement”) by and among the Company, and acquired the operating entity known as “Farmhouse, Inc.”, a Washington corporation (“Farmhouse Washington”) as its wholly owned subsidiary.

Description of Business

General

The Company, through its wholly owned subsidiary, Farmhouse Washington, provides a technology platform for the cannabis industry. Our principal executive office is located at 1355 Market St. Suite 488, San Francisco, CA 94103. Since Farmhouse Washington’s debut on August 22, 2014 at Hempcon, Farmhouse envisioned that the emerging cannabis industry needed help with everything from hiring, sourcing, brand building, banking and distribution, to legal and accounting. Founders Evan Horowitz and Michael Landau envisioned that today’s online technology could help solve these issues and in response, they combined their twenty-years of experience in the technology business and created the WeedClub® platform to streamline the connectivity between members within the newly emerging cannabis industry.

The WeedClub platform is hosted on our website, weedclub.com. This website enables visitors to explore the networking aspect of WeedClub® while restricting access to other sub-portals. Along with networking, other portals currently include investment, a marketplace and news.

When a visitor decides to sign up to become a member, the visitor is required to input first name, last name, email and select from a list of member types that characterizes the visitor’s relationship with the industry.

After inputting the required information, they become a member of the platform and gain access to the networking and news portals. Within the networking portal, a member can fill out his or her profile, follow other members, post blogs, and message other members. The news portal provides members with member generated and WeedClub created content about the cannabis industry.

If a member wants to access the investment or marketplace portal, he or she is required to upload additional documentation for verification prior to gaining access to the WeedClub portal. For the investment portal, a member must upload documentation for the WeedClub operational team to verify accreditation. For the marketplace portal, a member must upload documentation to prove state licensure for the WeedClub operation team to verify.

The investment portal allows accredited investors to view startups that are seeking capital and communicate with the startups through the portal. The marketplace portal allows licensed cannabis businesses to discover supplies, distributors and other types of cannabis companies along the value chain to potentially conduct business with.

Products and Service

Farmhouse uses the WeedClub® platform to offer products and services to the WeedClub members. WeedClub offers members consulting services, startup advising, advertising services, events and curated opportunities. All services offered by WeedClub address problems that are common within the WeedClub network and provide value to members.

Consulting services offered by WeedClub include; analysis of cannabis debt opportunities, strategic connections and introductions, and working with future stakeholders who want to enter the cannabis industry and need evaluations of the cannabis industry and marketing and promotion services by industry experts.

Startups advising services include investor referrals and pitch coaching, branding and naming strategy, go to market strategy, executive and founder training and coaching, recruiting and professional service recommendations.

The advertising services offered by WeedClub allow companies to place banner advertisements throughout the WeedClub platform, to market its product or service to members. Advertisers can also get tweets promoting their product or service on the WeedClub Twitter account and promotion within email campaigns.

@420 pitch by WeedClub is a cannabis specific event where startups pitch their companies to a panel of tech and cannabis venture capitalists for investment. @420 pitch typically gathers over 100 attendees each event. Attendees include cannabis investors, industry professionals, and journalists. @420 pitch features up to ten cannabis startups that apply to pitch online or reach out directly to the WeedClub team. Startups are selected based on criteria including market traction, team composition, strength of technology and potential to rapidly scale their startup with investment.

WeedClub offers curated opportunities which give members group buy opportunities for niche specific products and services. WeedClub negotiates discounts on products and services like accounting and legal services. This service is called WeedClub Select and is currently being pilot tested.

Revenues

During the fiscal years ended December 31, 2019 and 2018, Farmhouse generated four types of revenue: Subscription fees consisting of membership dues; Affiliate advertising from links within our web properties; Ticket sales and sponsorships derived from events;  and, Referral fees from strategic business introductions. Each of the above segments is dependent on leads generated within the Farmhouse ecosystem. Subscription fees were billed based on the types of membership privileges that Members such as being able to communicate privately with dispensary owners and other licensed operators. Affiliate advertising revenue is derived from the placement of web links on WeedClub, @420 Twitter, e-mail and social media primarily. Live events by WeedClub and the @420 pitch by WeedClub, as well as community-building events such as mixers and topical panels, offer the Community unique sponsorship opportunities for signage, tables, and presentations. Sometimes Members require additional help to make professional connections and we charge flat-rate consulting fees in these special situations.

During the fiscal years ended December 31, 2019 and 2018, we generated revenue from four sources:

(1)Subscription fees related to our WeedClub portal.  Payment is received at the time of purchase. Our performance obligation is to provide services over a fixed subscription period; therefore, we recognize revenue ratably over the subscription period and deferred revenue is recorded for the portion of the subscription period subsequent to each reporting date.  In early 2018, the Company made the decision to discontinue subscription fees as it expands its other services and attracts users.  As a result of this decision the Company did not recognize any revenues from subscription fees for the year ended December 31, 2019.  For the year ended December 31, 2018 the Company recognized $175 in subscription revenue.

(2)Affiliate advertising revenues.  Our performance obligation is met when the Company runs the agreed upon advertising campaign on its platform.  Most advertising campaigns are multi-month arrangements.  We recognize revenue ratably over the campaign period and deferred revenue is recorded for the portion of the campaign period subsequent to each reporting date.  For the years ended December 31, 2019 and 2020, the Company recognized no revenue related to affiliate advertising revenues.

(3)Event ticket sales and sponsorships.  The Company hosts live as well as online events in its building for networking and industry presentations.  The Company sells sponsorships as well as tickets to these events.  Our performance obligation is met at the time the event takes place.  We collect payment up front and record these payments as unearned revenue.  We recognize revenue at the time the event takes place.  For the year ended December 31, 2019, the Company recognized no revenue related to its tickets sales or sponsorships.  For the year ended December 31, 2018, the Company recognized $7,930 in revenue related to ticket sales or sponsorships.

(4)Referral fees and revenue.  Our performance obligation is met at the time a business transaction is consummated between the referee and potential target. In a typical transaction, a customer (referee) will contact the Company with a specific need and the Company will refer that customer to a known contact or vendor (target).  If that customer and target vendor consummate a business transaction, as a result of this referral, the Company receives a predetermined fee. We invoice and recognize revenue at that point in time.  For the year ended December 31, 2019, the Company recognized $41,344 in referral revenue.  For the year ended December 31, 2018, the Company recognized no revenue related to referrals.

Customer Service

Through the WeedClub platform, Farmhouse offers customer service. Visitors and members can contact the WeedClub team via a phone number, email or send mail directly to Farmhouse. Visitors and members also have the ability to contact customer service on various social media sites including Twitter, Facebook, LinkedIn and Instagram.

Technology

Farmhouse operates its online network supporting systems on servers via the Heroku services platform. Farmhouse also uses third-party content distribution networks such as Buffer and Google Analytics for ad serving, optimization, web tracking services and content marketing to improve performance and provide instrumentation. All contracts are click-form based with these service providers.

Industry background

The legalization of medical and recreational marijuana in many states has allowed the growing, processing, distribution, sale and consumption of marijuana products and derivatives. It has led to the need for continuity between the growers, distributors and even the end consumer on matters relating to the growing processes, business startup, state and federal regulations and other legal issues centered around the cannabis industry in general.

Customers

Farmhouse has over 110,000 cannabis industry participants in the WeedClub network. This includes over 100,000 followers across social media accounts (Twitter, Instagram, LinkedIn and Facebook), over 10,000 total registrants for live events and over 5,000 members on the WeedClub platform.

Marketing

Farmhouse intends to implement marketing programs typical for end-user technology consumers, such as print, media, social networking, search engine optimization, as well as direct sales calls to specific clients and channel marketing within its existing social network in accordance with applicable law. WeedClub’s primary marketing program will consist of media, networking, live events, partnerships, search engine optimization, and direct sales calls to existing members.

Competition

LinkedIn, AngelList, WomenGrow and MJBizCon are competitors. LinkedIn competes on the same networking, news and advertising platforms as found in WeedClub. While LinkedIn does not specifically target the cannabis niche, it is the largest and most well-known business to business networking company.

AngelList provides a similar service as the WeedClub investor portal. Like LinkedIn, AngelList does not cater specifically to the cannabis industry, but cannabis startups and investors currently participate on the platform.

WomenGrow and MJBizCon both offer cannabis specific events that compete with the WeedClub @420 pitch. WomenGrow also functions as a live events organization which is similar to WeedClub events.

Each of these competitors compete on a specific part of WeedClub, but do not function as a hub like WeedClub does. WeedClub provides all the services as these competitors except WeedClub members have access to each of these services through WeedClub. Members do not have to use multiple, separate platforms to access these benefits and services.

Employees

Farmhouse is a team composed of experienced industry professionals led by founders Evan Horowitz and Michael Landau, along with Kevin Asher, Brian Clark and Alex Quen. Evan Horowitz serves as Chief Executive Officer and Director. Michael Landau is the Chief Technology Officer, and Secretary. Kevin Asher is Chief Financial Officer. Brian Clark is Senior Engineer and Alex Quen is Senior Operations Specialist. As the team grows and the demand for the platform scales, Farmhouse anticipates new team members joining to accelerate product development, research, and development.

Facilities

Farmhouse operates out of Runway Innovation Hub, a co-working space for startups that is housed in the Twitter building in San Francisco. Runway Innovation Hub is a 30,000 square foot space that houses over 60 startups and provides access to dedicated corporate meeting rooms, multiple event spaces, networking opportunities, and mentoring.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period until we are no longer an “emerging growth company.”

We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.0 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

Where You Can Find Us

Our principal executive offices are located at

1355 Market Street, Suite 488

San Francisco, CA 94103.

Terms of the Offering

This offering relates to the offer and sale of Farmhouse common stock by the selling stockholders identified in this prospectus. Currently, Farmhouse common stock is quoted on the Over-The-Counter Market, and as such, the shares owned by the selling stockholders may be sold at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. Although Farmhouse has agreed to pay the expenses related to the registration of the shares being offered, Farmhouse will not receive any proceeds from the sale of the shares by the selling stockholders.

SUMMARY FINANCIAL INFORMATION

The following summary financial data for the financial periods ending March 31, 2020 and December 31, 2019 are derived from Farmhouse audited consolidated financial statements included elsewhere in this prospectus. This information is only a summary and does not provide all of the information contained in our financial statements and related notes. You should read “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 46 of this prospectus and our financial statements and related notes included elsewhere in this prospectus.

	Three Months Ended March 31, 2020	Three Months Ended March 31, 2019	Fiscal Year Ended December 31, 2019	Fiscal Year Ended December 31, 2018
Statement of Operations Data:
Net Loss	$(186,452)	$(208,958)	$(563,072)	$(552,516)

Balance Sheet Data:
Total Assets	$457,870		$348,094	$39,659
Total Liabilities	$918,568		$787,896	$578,678
Stockholder's Equity (Deficit)	$(460,698)		$(439,802)	$(539,019)

RISK FACTORS

An investment in the securities offered involves a high degree of risk and represents a highly speculative investment. In addition to the other information contained in this prospectus, prospective investors should carefully consider the following risks before investing in our common stock. If any of the following risks actually occur, Farmhouse’s business, operating results and financial condition could be materially adversely affected. As a result, the price of Farmhouse’s common stock could decline from the offer price and, if the common stock ever trades, the trading price could decline, and you may lose all or part of your investment in our common stock. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Special Note Regarding Forward Looking Statements” in this prospectus.

Risks Related To Our Business and Industry

Major public health issues, and specifically the pandemic caused by the spread of COVID-19, could have an adverse impact on our financial condition and results of operations and other aspects of our business.

The outbreak of the novel Coronavirus (COVID-19) has evolved into a global pandemic. The coronavirus has spread to many regions of the world. The extent to which the coronavirus impacts our business and operating results will depend on future developments that are highly uncertain and cannot be accurately predicted, including new information that may emerge concerning the coronavirus and the actions to contain the coronavirus or treat its impact, among others. Should the coronavirus continue to spread, our business operations could be delayed or interrupted.

Cannabis remains illegal under Federal law.

Despite the development of a regulated cannabis industry under the laws of certain states, these state laws regulating medical and adult cannabis use are in conflict with the Federal Controlled Substances Act, which classifies cannabis as a Schedule I controlled substance and makes cannabis use and possession illegal on a national level.  The United States Supreme Court has ruled that the Federal government has the right to regulate and criminalize cannabis, even for medical purposes, and thus Federal law criminalizing the use of cannabis preempts state laws that regulate its use. Although the prior administration determined that it was not an efficient use of resources to direct Federal law enforcement agencies to prosecute those lawfully abiding by state laws allowing the use and distribution of medical and recreational cannabis, on January 4, 2018, the current administration issued the Sessions Memo announcing a return to the rule of law and the rescission of previous guidance documents. The Sessions Memo rescinds the Cole Memo which was adopted by the Obama administration as a policy of noninterference with marijuana-friendly state laws. The Sessions Memo shifts federal policy from a hands-off approach adopted by the Obama administration to permitting federal prosecutors across the country to decide how to prioritize resources to regulate marijuana possession, distribution and cultivation in states where marijuana use is regulated. There can be no assurance that federal prosecutors will not prosecute and dedicate resources to regulate marijuana possession, distribution and cultivation in states where marijuana use is regulated which may cause states to reconsider their regulation of marijuana which would have a detrimental effect on the marijuana industry. Any such change in state laws based upon the Sessions Memo and the Federal government’s enforcement of Federal laws could cause significant financial damage to us and our stockholders.

As the possession and use of cannabis is illegal under the Federal Controlled Substances Act, we may be deemed to be aiding and abetting illegal activities through the services and data that we provide to government regulators, dispensaries, cultivators and consumers.  As a result, we may be subject to enforcement actions by law enforcement authorities, which would materially and adversely affect our business.

Under Federal law, and more specifically the Federal Controlled Substances Act, the possession, use, cultivation, and transfer of cannabis is illegal. Farmhouse’s business provides services to customers that are engaged in the business of possession, use, cultivation, and/or transfer of cannabis.  As a result, law enforcement authorities, in their attempt to regulate the illegal use of cannabis, may seek to bring an action against us, including, but not limited to, a claim of aiding and abetting another’s criminal activities.  The Federal aiding and abetting statute provides that anyone who “commits an offense against the United States or aids, abets, counsels, commands, induces or procures its commission, is punishable as a principal.”  18

U.S.C. §2(a).  As a result of such an action, we may be forced to cease operations and our investors could lose their entire investment. Such an action would have a negative effect on our business and operations.

Federal enforcement practices could change with respect to services provided in the cannabis industry, which could adversely impact us.  If the Federal government were to expand its resources on enforcement actions against service providers in the cannabis industry under guidance provided by the Sessions Memo, such actions could have a material adverse effect on our operations, our customers, or the sales of our products.

It is possible that due to the Sessions Memo Farmhouse clients may discontinue the use of Farmhouse services, Farmhouse’s potential source of customers may be reduced and Farmhouse’s revenues may decline.  Further, additional government disruption in the cannabis industry could cause potential customers and users to be reluctant to use and advertise Farmhouse products, which would be detrimental to the Company.  Farmhouse cannot predict the impact of the Sessions Memo at this time nor can Farmhouse predict the nature of any future laws, regulations, interpretations or applications including the effect of such additional regulations or administrative policies and procedures, when and if promulgated, could have on our business.

Farmhouse’s business is dependent on state laws pertaining to the cannabis industry.

Thirty-three states allow their citizens to use medical cannabis. In addition, the District of Columbia and eight states (Alaska, California, Colorado, the District of Columbia, Maine, Massachusetts, Nevada, Oregon and Washington) have regulated the sale of cannabis for adult use.  Continued development of the cannabis industry is dependent upon continued legislative authorization of cannabis at the state level. Any number of factors could slow or halt the progress in this area, including but not limited to, the Sessions Memo. While there may be ample public support for legislative action, numerous factors impact the legislative process. For example, in November 2016, voters in Arizona rejected a ballot initiative that would have permitted the adult-use of cannabis.  Further regulation attempts at the state level that create bad public policy could slow or stop further development of the cannabis industry. Any one of these or other factors could slow or halt the use of cannabis, which would negatively impact our business.

New platform features or changes to existing platform features could fail to attract new users, retain existing users or generate revenue.

Farmhouse’s business strategy is dependent on the ability to develop platforms and features to attract new businesses and users, while retaining existing ones. Staffing changes, changes in user behavior or development of competing platforms may cause Users to switch to alternative platforms or decrease their use of our platform. To date, Farmhouse’s compliance platform is only in its beginning stages and has not gained widespread market adoption.  There is no guarantee that companies and dispensaries will use these features and may fail to generate revenue. Additionally, any of the following events may cause decreased use of Farmhouse’s platform:

●Emergence of competing platforms and applications;

●Inability to convince potential companies to join our platform;

●Technical issues on certain platforms or in the cross-compatibility of multiple platforms;

●Potential security breaches around our data;

●A rise in safety or privacy concerns; and

●An increase in the level of spam or undesired content on the network.

Farmhouse’s monetization strategy is dependent on many market forces

There is no guarantee that Farmhouse’s efforts to monetize the WeedClub platform will be successful. Furthermore, competitors may introduce more advanced technologies that deliver a greater value proposition to cannabis related businesses in the future.  For example, AngelList, LinkedIn, MJBizCon and WomenGrow, LLC may decide to introduce features similar to ours to their products, significantly increasing the competitive environment.  In addition, dispensaries may not be able to accept credit or bank cards due to banking regulations, which could significantly increase the cost and time required for us to generate revenue. All these factors individually or collectively may preclude Farmhouse from effectively monetizing its business which would have a material adverse effect on its financial condition and results of operation.

Government actions or digital distribution platform restrictions could result in Farmhouse’s products and services being unavailable in certain geographic regions which may harm its future growth.

Due to Farmhouse’s connections to the cannabis industry, governments and government agencies could ban or cause our network or apps to become unavailable in certain regions or jurisdictions.  This could greatly impair or prevent Farmhouse from registering new users in affected areas or prevent current users from accessing our network.  In addition, the government action taken against Farmhouse’s service providers of partners could cause Farmhouse’s network to become unavailable for extended periods of time.

Failure to generate user growth or engagement could greatly harm Farmhouse’s business model.

Changes in relationships with Farmhouse’s partners, contractors and businesses Farmhouse retains to grow its network may result in significant increases in the cost to acquire new users.  In addition, new users may fail to engage with Farmhouse’s network to the same extent current users are engaging with Farmhouse’s network resulting in decreased use of Farmhouse’s network.  Decreases in the size of Farmhouse’s user base and/or decreased engagement on Farmhouse’s network may impair Farmhouse’s ability to generate revenue.

Failure to attract clients could greatly harm our ability to generate revenue.

Farmhouse’s ability to generate revenue is dependent on the continued growth of its platform. If Farmhouse is unable to continue to grow its network or bring new clients to its network, its ability to generate revenue would be greatly compromised. There is no guarantee that businesses will want to join the Farmhouse platform or that Farmhouse will be able to generate revenue from its existing user base.

Farmhouse may be unable to manage growth.

Successful implementation of business strategy requires Farmhouse to manage growth.  Growth could place an increasing strain on its management and financial resources. To manage growth effectively, Farmhouse needs to continuously:

●Evaluate definitive business strategies, goals, and objectives;

●Maintain a system of management controls; and

●Attract and retain qualified personnel, as well as, develop, train and manage management-level and other employees.

If we fail to manage our growth effectively, our business, financial condition, or operating results could be materially harmed.

We may not be able to attract advertisement traffic to our Weed Club Platform.

The Success of our WeedClub platform requires advertisement traffic to that platform. A low level of or no advertisement traffic will result in loss of revenues for the Company. In addition, third-party content distribution networks such as Buffer and Google Analytics for ad serving may deny their service to our Company.

We may not be able to compete successfully with other established companies offering the same or similar services and, as a result, we may not achieve our projected revenue and user targets.

We compete with both start-up and established technology companies.  Our competitors have substantially greater financial, marketing, and other resources than we do and may have been in business longer than we have or have greater name recognition and be better established in the technological or cannabis markets than we are.  If we are unable to compete successfully with other businesses in our existing market, we may not achieve our projected revenue and/or user targets which may have a material adverse effect on our financial condition.

Expansion by our well-established competitors into the cannabis industry could prevent us from realizing anticipated growth in users and revenues.

Competitors in the social network space, such as Facebook and LinkedIn, have continued to expand their businesses in recent years into other social network markets.  If they decide to expand their social networks into the cannabis community, this could harm the growth of our business and user base and cause our revenues to be lower than we expect.

Government regulation of the Internet and e-commerce is evolving, and unfavorable changes could substantially harm our business and results of operation.

We are subject to general business regulations and laws as well as Federal and state regulations and laws specifically governing the Internet and e-commerce.  Existing and future laws and regulations may cover sweepstakes, taxation, tariffs, user privacy, data protection, pricing, content, copyrights, distribution, electronic contracts and other communications, consumer protection, broadband residential internet access and characteristics and quality of services.  It is not clear how existing laws governing issues such as property ownership, sales, use and other taxes, and personal privacy apply to the Internet and e-commerce. Unfavorable resolution of these issues may harm of business and results of operations.

The failure to enforce and maintain our intellectual property rights could enable others to use trademarks used by our business which could adversely affect the value of the Company.

The success of our business depends on our continued ability to use our existing trade name in order to increase our brand awareness.  The unauthorized use or other misappropriation of any of our trademarks could diminish the value of our business which would have a material adverse effect on our financial condition and results of operation.

Due to our involvement in the cannabis industry, we may have a difficult time obtaining insurance coverage for our business which may expose us to additional risk and financial liabilities.

Insurance that may otherwise be readily available, such as worker’s compensation, general liability, and directors and officers insurance, is more expensive and difficult for us to obtain because we are a service provider to companies in the cannabis industry.  Although we currently maintain directors’ and officers’ liability insurance there can be no assurance that we will be able to maintain such policy in the future or at costs that are affordable to us due to the nature of our business operations.  If we are unable to maintain insurance related to our Company and business operations we will be exposed to additional risk and financial liabilities which may have a material adverse effect on our business and financial condition.

Participants in the cannabis industry may have difficulty accessing the service of banks, which may make it difficult for us to operate.

Despite recent rules issued by the United States Department of Treasury mitigating the risk to banks which do business with cannabis companies operating in compliance with applicable state laws, as well as recent guidance from the United States Department of Justice, banks remain wary of accepting funds from businesses in the cannabis industry.  Since the use of cannabis remains illegal under Federal law, there remains a compelling argument that banks may be in violation of Federal law when accepting for deposit funds derived from the sale or distribution of cannabis.  Consequently, businesses involved in the cannabis industry continue to have trouble establishing banking relationships.  Although we currently have a bank account, our inability to open additional bank accounts or maintain our current account may make it difficult, if not impossible, for us, or some of our advertisers, to do business.

Our independent registered accounting firm has expressed concerns about our ability to continue as a going concern.

The report of our independent registered accounting firm expresses concern about our ability to continue as a going concern based on the absence of significant revenues, our significant losses from operations and or need for additional financing to fund all of our operations.  It is not possible at this time for us to predict with assurance the potential success of our business.  The revenue and income potential of our proposed business and operations are unknown.  If we cannot continue as a viable entity, we may be unable to continue our operations and you may lose some or all of your investment in our securities.

Risks Relating to Use of New Technology

Government regulation of the Internet technology is evolving, and unfavorable changes could substantially harm us and our subsidiary.

We are subject to federal and state regulations and laws governing the Internet and e-commerce. Existing and future laws and regulations may impede the growth of the Internet, blockchain technology and e-commerce and/or other online services, and may increase the cost of providing online services. Changes in regulations and laws may affect sweepstakes, taxation, tariffs, user privacy, data protection, pricing, content, intellectual property rights, distribution, electronic contracts and other communications, consumer protection, broadband residential Internet access and the characteristics and quality of services. In addition, many governments and regulatory agencies have not established specific regulations pertaining to blockchain technology and other instruments that use such technology and no assurance can be given that such governments or regulatory authorities will not implement adverse changes to laws and regulations. Any such changes to federal and state regulations and laws may harm our and our subsidiary’s business and results of operations.

The development and acceptance of our Protocol is subject to a variety of factors which are difficult to evaluate.

We may explore the use of pre-formatted data templates and developer-level tools for use in connection with our platform or programs; however, there can be no assurance that potential customers will develop on, adopt or use any such tools. The development and use of such data tools is subject to a variety of factors that are difficult to evaluate including, but not limited to:

●the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the development of a new product or service based upon relatively new and developing technology;

●the acceptance and use of the new technology by consumers,

●regulation by governmental and quasi-governmental agencies,

●the maintenance and development of the protocols for the new technology;

●generic economic conditions and the regulatory environment relating to the new technology; and

●the availability and popularity of other forms or methods of buying and selling goods and services.

The slowing or stopping of the development, general acceptance, adoption and usage of digital instruments or compliance with regulations by governmental and quasi-governmental agencies may deter or delay the acceptance of such data tools.

If we are unable to satisfy data protection, security, privacy, and other government- and industry-specific requirements, our growth could be harmed.

There are a number of data protection, security, privacy and other government- and industry-specific requirements, including those that require companies to notify individuals of data security incidents involving certain types of personal data. Security compromises could harm our reputation, erode user confidence in the effectiveness of our security measures, negatively impact our ability to attract new users, or cause existing users to stop using our platform.

Risks Related To Our Common Stock

Due to our connection to the cannabis industry, there can be no assurance that our common stock will ever be approved for listing on a national securities exchange.

Currently, shares of our common stock are quoted on the Pink tier of the OTC market and are not traded or listed on any securities exchange. Even if we desire to have our shares listed on a national securities exchange, the fact that our network is associated with the use of cannabis, the legal status of which is uncertain at the state and Federal level, may make any efforts to become listed on a securities exchange more problematic. While we remain determined to work towards getting our securities listed on a national exchange, there can be no assurance that this will occur. As a result we may never develop an active trading market for our securities which may limit our investors’ ability to liquidate their investments.

The market price of our common stock may be volatile and adversely affected by several factors.

The market price of our common stock could fluctuate significantly in response to various factors and events, including, but not limited to: our ability to execute our business plan; operating results below expectations; announcements regarding regulatory developments with respect to the cannabis industry; our issuance of additional securities, including debt or equity or a combination thereof, necessary to fund our

operating   expenses; announcements of technological innovations or new products by us or our competitors; and period-to-period fluctuations in our financial results.   In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

Our common stock is subject to the “penny stock” rules of the SEC and the trading market in the securities is limited, which makes transactions in the stock cumbersome and may reduce the value of an investment in the stock.

Rule 15g-9 under the Exchange Act establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (a) that a broker or dealer approve a person’s account for transactions in penny stocks; and (b) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must: (a) obtain financial information and investment experience objectives of the person and (b) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form: (a) sets forth the basis on which the broker or dealer made the suitability determination; and (b) confirms that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our common stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker or dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

We are an “emerging growth company” within the meaning of the Securities Act, and if we decide to take advantage of certain exemptions from various reporting requirements applicable to emerging growth companies, our common stock could be less attractive to investors.

For as long as we remain an “emerging growth company”, as defined in the JOBS Act, we will have the option to take advantage of certain exemptions from various reporting and other requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We may take advantage of these and other exemptions until we are no longer an “emerging growth company”. In addition, the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards.

We will remain an emerging growth company until the earliest of (1) the last day of the fiscal year during which we have total annual gross revenues of $1.0 billion or more, (2) the last day of the fiscal year following the fifth anniversary of the completion of our initial public offering, (3) the date on which we have, during the previous three-year period, issued more than $1.07 billion in non-convertible debt, and (4) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act (i.e., the first day of the fiscal year after we have (a) more than $700,000,000 in outstanding common equity held by our non-affiliates, measured each year on the last day of our second fiscal quarter, and (b) been public for at least 12 months).

Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company,” which would allow us to take advantage of many of the same exemptions from disclosure requirements including exemption from compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock or warrants less attractive as a result, there may be a less active trading market for our Common Stock and our stock price may be more volatile.

We do not anticipate paying dividends on our common stock, and investors may lose the entire amount of their investment.

Cash dividends have never been declared or paid on our common stock, and we do not anticipate such a declaration or payment for the foreseeable future. We expect to use future earnings, if any, to fund business growth. Therefore, stockholders will not receive any funds absent a sale of their shares of common stock. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates. We cannot assure stockholders of a positive return on their investment when they sell their shares, nor can we assure that stockholders will not lose the entire amount of their investment.

You could lose all of your investment.

An investment in our securities is speculative and involves a high degree of risk. Potential investors should be aware that the value of an investment in the Company may go down as well as up. In addition, there can be no certainty that the market value of an investment in the Company will fully reflect its underlying value. You could lose your entire investment.

Our management controls a large block of our common stock that will allow them to control us.

As of the date of this prospectus, members of our management team beneficially own a majority of our outstanding common stock.

As a result, management may have the ability to control substantially all matters submitted to our stockholders for approval including:

●Election and removal of our directors;

●Amendment of our Certificate of Incorporation and Bylaws; and

●Adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

In addition, management’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.  Any additional investors will own a minority percentage of our common stock and will have minority voting rights.

Because we can issue additional shares of Common Stock, purchasers of our Common Stock may incur immediate dilution and experience further dilution.

Our Board of Directors has the authority to cause us to issue additional shares of Common Stock without consent of any of stockholders. Consequently, our stockholders may experience further dilution in their ownership of our stock in the future, which could have an adverse effect on the trading market for our Common Stock.

Item 4. Use of Proceeds

USE OF PROCEEDS

The selling stockholders are selling shares of common stock covered by this Prospectus for their own account. We will not receive any of the proceeds from the resale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

Item 5. Determination of Offering Price

DETERMINATION OF OFFERING PRICE

Although our common stock currently trades on the OTC Market under the symbol FMHS, there is no established public market for our common stock and we do not trade on a national securities exchange or the NASDAQ stock market. We cannot assure you that a public market for our common stock will ever occur at a price higher than the offering price in this offering.

Our Company is registering for resale on behalf of selling stockholders up to 5,478,439 shares of common stock, which may be sold by the selling stockholders by means of this prospectus. We will not participate in the resale of shares by selling security holders and our Company will not receive any proceeds from the sale of shares of common stock being offered by the selling stockholders.

Item 6.  Dilution

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued. Accordingly, there will be no dilution to our existing shareholders.

PENNY STOCK CONSIDERATIONS

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Our common stock is a penny stock; therefore, trading in our securities is subject to penny stock considerations.

Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system).  Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market.  The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account.  The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.  These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules.  The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit their market price and liquidity of our securities.  These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

Item 7.  Selling Security Holders

SELLING STOCKHOLDERS

The selling stockholders named in the table below are offering 5,454,689 of their 5,932,051 shares of the common stock offered through this prospectus. The table assumes that all of the securities offered for sale will be sold in this offering. However, any or all of the securities listed below may be retained by any of the selling security holders; accordingly, no accurate estimate can be made of the quantity of securities that will be held by the selling security holders upon termination of this offering. Currently, Farmhouse common stock is quoted on the Over-The-Counter Market, and as such, the shares owned by the selling stockholders may be sold at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. We will not receive any proceeds from the sale of the securities by the selling security holders.

To the best of our knowledge and belief:

a)all of the shares of common stock are beneficially owned by the registered stockholders;

b)unless otherwise indicated in this prospectus, none of the selling stockholders holds any position or office with our Company;

c)unless otherwise indicated in this prospectus, none of the selling stockholders has any material relationship with our Company;

d)the registered stockholders each have the sole voting and dispositive power over their shares;

e)there are no voting trusts or pooling arrangements in existence;

f)no group has been formed for the purpose of acquiring, voting or disposing of the security;

g)none of the selling stockholders are broker-dealers or affiliates of a broker-dealer;

h)all of the selling stockholders acquired their shares in non-public transactions that satisfied the provisions of Section 4(2) and/or Rule 506 of Regulation D;

Name of Selling Stockholder	Shares Owned Before the Offering		Total Number of Shares to be Offered for the Security Holder's Account	Total Number of Shares Owned After the Offering is Complete	Percentage of Shares Owned After the Offering is Complete
	Number	%	Number	Number	%
BRIAN HOLMES	700,000	4.75%	665,000	35,000	0.24%
JEFF HOLMES	700,000	4.75%	665,000	35,000	0.24%
G REED PETERSEN REVOCABLE TRUST	660,001	4.48%	560,000	100,001	0.68%
MONTE S CAHN 2009 REVOCABLE TRUST	447,944	3.04%	416,046	31,898	0.22%
ANDREW ROSENER	232,500	1.58%	220,875	11,625	0.08%
SCOTT & ELIZABETH BOSTICK LIVING TRUST 7-21-2006	232,500	1.58%	200,794	31,706	0.22%
CIRCA 1857 LLC	200,000	1.36%	100,000	100,000	0.68%
LIVE CHANNELS LLC	200,000	1.36%	190,000	10,000	0.07%
BRADLY R PETERSEN	175,000	1.19%	166,250	8,750	0.06%
GREGORY BOSS	175,000	1.19%	166,250	8,750	0.06%
GREGORY PETERSEN	175,000	1.19%	166,250	8,750	0.06%
MARC ALTSHULER	166,668	1.13%	158,334	8,334	0.06%
THINK FORWARD INC	137,177	0.93%	130,318	6,859	0.05%
WANDM LLC	137,177	0.93%	130,318	6,859	0.05%
CLAY STREET CAPITAL LLC	130,342	0.89%	123,824	6,518	0.04%
LOGICAL IDEAS INC	125,434	0.85%	109,662	15,772	0.11%
JAMES MARTYN BOOTH	125,000	0.85%	118,750	6,250	0.04%
BRIAN CLARK	113,540	0.77%	107,863	5,677	0.04%
JORDAN LEVINSON	102,317	0.69%	97,201	5,116	0.03%
JONATHAN SILVERSTEIN	100,000	0.68%	95,000	5,000	0.03%
KENT C ROBERTS & JILLEEN R WESTBROOK TRUST	100,000	0.68%	95,000	5,000	0.03%
RIGHTMOBILE LLC	100,000	0.68%	95,000	5,000	0.03%
SHEILA PETERSEN	100,000	0.68%	95,000	5,000	0.03%
HARRY YUAN	97,191	0.66%	92,331	4,860	0.03%
PETER & LISA ROSENBERG REVOCABLE TRUST 3-16-1995	64,441	0.44%	61,218	3,223	0.02%

AFTERTHOUGHT INC	60,000	0.41%	47,500	12,500	0.08%
MARCUS SEGAL LIVING TRUST	55,000	0.37%	52,250	2,750	0.02%
BABLIE LLC	50,000	0.34%	47,500	2,500	0.02%
CHRIS HOLMES	50,000	0.34%	47,500	2,500	0.02%
THOMAS ELDEN 2013 TRUST	50,000	0.34%	47,500	2,500	0.02%
CHRISTOPHER HAYES	40,000	0.27%	38,000	2,000	0.01%
ANDY SACK	33,212	0.23%	31,551	1,661	0.01%
CALVIN JONES	25,000	0.17%	23,750	1,250	0.01%
KELLY TRIMBLE	25,000	0.17%	23,750	1,250	0.01%
BORAGE GROUP INC	19,201	0.13%	18,240	961	0.01%
REN-K REALTY INC	16,668	0.11%	15,834	834	0.01%
ROSS UCHIMURA	15,625	0.11%	14,843	782	0.01%
INVESTMENTS.ORG INC	15,000	0.10%	14,250	750	0.01%
RUTH HARTMAN UCHIMURA	6,250	0.04%	5,937	313	0.00%
TOTALS:	5,958,188	40.47%	5,454,689	503,499	3.42%

Future Sales by Stockholders

The 5,454,689 shares of common stock offered for sale by the selling stockholders pursuant to this prospectus will be freely tradable without restrictions upon the effectiveness of the registration statement.

The remaining 503,499 shares owned by the selling stockholders are not registered pursuant to this prospectus and are subject to the limitations imposed by Rule 144. In general, under Rule 144 as currently in effect, once our Company has been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell such shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

●1% of the number of shares of common stock then outstanding, which will equal approximately 147,223 shares immediately after this offering; or

●the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about our Company.

When the shares become eligible to be sold pursuant to Rule 144 and if we are able to obtain approval for our shares to be quoted on the Over-The-Counter Market, then sales of large amounts of shares that may be sold in the future could have a significant depressive effect on the market value of our shares. This would therefore reduce new investors' ability to sell their shares into the market and negatively impact their ability to receive either a return on their investment or the amount invested.

Item 8. Plan of Distribution

PLAN OF DISTRIBUTION

We intend to distribute the shares being offered pursuant to this prospectus as a secondary offering of outstanding shares owned by selling stockholders.

Our common stock is not listed on any national securities exchange or the NASDAQ stock market. Accordingly, our shares should be considered illiquid, which inhibits investors’ ability to resell their shares.

Secondary Offering of Shares Owned by Selling Stockholders

Our shares are quoted on the OTC Market and thereafter at prevailing market prices or privately negotiated prices between the buyers and the sellers. The selling stockholders are required to comply with: (i) the prospectus delivery requirements; and (ii) the applicable “blue sky” laws of the various states, in connection with the sale of their shares in this offering. We will receive no proceeds from the sale of the selling stockholder’s shares in this offering.

This secondary offering shall begin upon the effectiveness of the registration statement of which this prospectus is a part. The selling stockholders will act independently of our Company in making decisions with respect to the timing, manner, and size of each sale or sale related transfer. The selling stockholders may sell their shares in one or more transactions that may take place in the OTC Market, including broker’s transactions, or privately negotiated transactions. A selling stockholder may also resell all of any portion of their shares that qualify for sale pursuant to Rule 144 under the Securities Act rather than pursuant to this Prospectus.

The selling stockholders may sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as a principal. Any broker or dealer participating in such transactions as agent may receive a commission from the selling stockholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling stockholders will likely pay the usual and customary brokerage fees for such services. Brokers or dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling stockholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker’s or dealer’s commitment to the selling stockholders.

Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers. If applicable, the selling stockholders may distribute shares to one or more of their partners who are unaffiliated with our Company. Such partners may, in turn, distribute such shares as described above. We cannot assure you that all or any of the securities offered pursuant to this offering will be sold by the selling stockholders.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation.

We will bear all costs relating to the registration of the common stock owned by the selling stockholders. The selling stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

Each selling stockholder has informed us that they do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute their common stock. We are not aware of any underwriting or other arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares.

Item 9. Description of Securities to be Registered

DESCRIPTION OF SECURITIES TO BE REGISTERED

General

The following summary describes the material terms of our capital stock. However, you should refer to the actual terms of the capital stock contained in our Articles of Incorporation and subsequent Amendment to our Articles of Incorporation, Certificate of Incorporation, Bylaws and applicable law. A copy of our Certificate of Incorporation and Bylaws will be filed as exhibits to the Registration Statement of which this prospectus is a part.

Our authorized capital stock consists of Three Hundred Million (300,000,000) shares, consisting of: (i)295,000,000 shares of common stock, par value $0.0001 per share; and (ii) 5,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

As of the date of this Prospectus, we had 14,722,264 issued and outstanding shares of common stock owned by 126 stockholders of record. All of our issued and outstanding shares of capital stock are, and the shares of capital stock to be issued in this offering will be, validly issued, fully paid and non-assessable.

Holders of our common stock are entitled to one vote per share on any matter to be voted upon by stockholders, subject to certain exceptions relating, among other matters, to our preferred stock, if any. Our Certificate of Incorporation does not provide for cumulative voting in connection with the election of Directors, and accordingly, holders of more than 50% of the shares voting will be able to elect all of the Directors elected each year, subject to the voting rights of our preferred stock, if any. Except as otherwise provided by law, the holders of one-third of the voting power of the shares issued and outstanding and entitled to vote at such meeting of stockholders will constitute a quorum at such meeting of the stockholders for the transaction of business subject to the voting rights of our preferred stock, if any.

Holders of our common stock are entitled to share in all dividends that the Board of Directors, in its discretion, declares from legally available funds subject to the preferential rights of the holders of our preferred stock, if any.

In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

Holders of our common stock have no preemptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our Certificate of Incorporation provides that our Board of Directors may, by resolution, establish one or more classes or series of preferred stock having the number of shares and relative voting rights, designations, dividend rates, liquidation, and other rights, preferences, and limitations as may be fixed by them without further stockholder approval. The holders of our preferred stock may be entitled to preferences over common stockholders with respect to dividends, liquidation, dissolution, or our winding up in such amounts as are established by the resolutions of our Board of Directors approving the issuance of such shares.

The issuance of our preferred stock may have the effect of delaying, deferring or preventing a change in control of us without further action by the holders and may adversely affect voting and other rights of holders of our common stock. In addition, issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of the outstanding shares of voting stock. As of the date of this prospectus, no shares of our preferred stock have been issued and we have no plans to issue any shares of preferred stock.

Options

As of the date of this prospectus, we have no outstanding options to purchase any of our securities. We may grant options and/or establish an incentive stock option plan for our Directors, employees and consultants in the future.

Warrants

As of the date of this prospectus, we have no outstanding warrants to purchase any of our securities. We may issue warrants to purchase our securities in the future.

Dividend Policy

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our Board of Directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Anti-Takeover Provisions

There are no anti-takeover provisions that may have the effect of delaying or preventing a change in control.

Registration Rights

No holders of our securities are entitled to any type of registration rights following this offering.

Item 10. Interests of Named Experts and Counsel

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The consolidated financial statements as of December 31, 2019 and 2018 and for the years then ended included in this prospectus have been audited by MAC Accounting Group, Midvale, UT to the extent and for the periods set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Item 11. Information with Respect to the Registrant

ORGANIZATION WITHIN LAST FIVE YEARS

Within the last five years, Farmhouse has developed a trusted cannabis brand within the industry through our WeedClub platform, live events and consulting services that connected cannabis startups and businesses with products and services to accelerate their growth.

Due to establishing a trusted cannabis brand, Farmhouse has been able to offer consulting services detailed in the earlier Products and Services section. An example of the consulting services includes working with future stakeholders on a strategy to enter into the cannabis market along with evaluating the future of the cannabis industry. The WeedClub team has also consulted with numerous lenders and investors within the space to analyze cannabis debt opportunities and identify startups for potential investment.

In addition, the WeedClub platform has seen steady traction on social networking platforms and has reached over 100,000 total followers across Twitter, Instagram, Facebook and LinkedIn. Live events, including the @420 pitch have generated over 10,000 registrants and the WeedClub platform has over 5,000 cannabis business members.

As an early mover into the cannabis industry, Farmhouse has seen steady growth with the changing regulations and legality around the industry.

DESCRIPTION OF BUSINESS

General

WeedClub was formed as a technology platform for the cannabis industry. Members are defined as users who currently have a WeedClub account. It does not include users who have deleted their account nor does it reflect active usage over any set period of time.

Farmhouse, Inc. d/b/a WeedClub (the “Company” or “WeedClub®”) made its debut on August 22, 2014 at the Hempcon convention, held in San Francisco.  At that time, Colorado and Washington had legalized marijuana, and the owners of medical dispensaries and related businesses at that convention were beginning to emerge from an underground existence forged by Prohibition, into a new reality of QuickBooks, Customer Relations, and Corporate Governance (albeit still as not-for-profit entities). They needed help with everything: hiring, sourcing, brand-building, banking, distribution, legal and accounting, financial modeling and fundraising – all challenges that newly emerging, online technology could help to solve.

Vendors at the Hempcon conference were the first to validate the WeedClub® portal. One by one they lined up at the booth telling Company founders, Evan Horowitz and Michael Landau, about their challenges and needs. After signing hundreds of members, Evan Horowitz and Michael Landau started networking one-on-one with these members to determine; what services they needed; how to provide these services; and how the newly-developed WeedClub® platform could deliver these services. In short, WeedClub® promoted itself as the professional network for the Cannabis Industry.

From inception, membership in the WeedClub® social network platform was free. The platform offers a secure platform for safe and private communication and discovery for cannabis professionals seeking to expand their businesses. These are only a few aspects of what WeedClub® does to gain and maintain trust and facilitate a genuine sense of community among its members.

In late 2014, the Company began hosting regularly scheduled events at Runway, a startup incubator and co-working facility based in the Twitter building, which is also their office base. Supported by very effective social media presence and great visibility via its Twitter handle, @420, WeedClub® has hosted more than ten pitch events. The most recent in person @420 pitch event was on October 15, 2019 and included over 150 industry stakeholders in attendance. Due to COVID-19, WeedClub moved @420 pitch online and produced a virtual pitch on March 24, 2020 with over 150 online attendees. By gaining trust and establishing itself as a leading online community for the cannabis industry and scientific professionals, WeedClub has been able to offer the services and products outlined in previous sections with success.

Now, WeedClub® is ready to scale its commercial presence on behalf of its membership. Based on their twenty-year experience in technology businesses, Evan Horowitz and Michael Landau founded

Farmhouse to develop innovative networking solutions to streamline the connections between members and stakeholders within the newly emerging legal cannabis community.  Farmhouse offers services and products to serve this industry, along with hosting in-person and virtual live events.

As additional states and countries legalize medical and/or recreational cannabis use, these markets develop regulations and the commercial industry becomes more established.  The founders of Farmhouse seek to apply their technical knowledge and experience to introduce products for this emerging industry. The Cannabis Industry continues to encounter a lack of acceptance from many traditional mainstream service providers of commonly used business tools. Management believes the ongoing mainstream business stigma that plagues the cannabis industry, resulting in lower availability of quality services, also creates ample opportunity to prosper as Farmhouse fills the gap with cannabis professional connections worldwide.

Background

Farmhouse was incorporated in the State of Washington on January 28, 2014 as a technology platform for the cannabis industry. Our principal executive office is located at 1355 Market St. Suite 488, San Francisco, CA 94103, and our telephone number is (888) 420-6856.

On August 13, 2019, the Company finalized an Agreement and Plan of Merger (the “Agreement”) by and among the Company, and acquired the operating entity known as “Farmhouse, Inc.”, a Washington corporation (“Farmhouse Washington”) as its wholly owned subsidiary.

Products and Services

Farmhouse’s technology platform consists of WeedClub, its web-based enterprise social network. WeedClub serves a wide range of areas within the professional cannabis and hemp industries, such as licensed growers, dispensers, laboratories, distributors, investors, accountants, lawyers, consultants and others. Product development and introduction focuses on states and countries where cannabis is permitted under a developing regulatory market. Future product and live event expansion will target matching key markets, wherein technology can be used to assist industry stakeholders. Farmhouse believes that the movement toward Federal legalization of cannabis will continue.

The WeedClub®Platform

Farmhouse has developed “The WeedClub Platform,” a platform provider to the regulated cannabis industry. Its core product is the WeedClub® social network platform, which allows its members to digitally network with cannabis industry stakeholders. The platform offers private communication and discovery for cannabis professionals seeking to expand their businesses. WeedClub® is intended to be a professional network for the Cannabis Industry. Additionally, for access to other portals that are for distribution or investor connections. Within the WeedClub network, users can do the following:

●Users can create a profile by selecting a username and setting their password.

●Users have the ability to engage & message other Users on our network which permits them to follow other Users' posts which are displayed on their activity feed.

●Users have the ability to like, comment and report statuses from other Users.

●Users have the ability to post pictures and videos.

●Users have the ability to set their profile to public or private. By setting their profile to public, any member on WeedClub will be able to see the public profile's posts and follow the account. Public profiles are also visible to anyone on the website regardless of being a member. When a profile is private, another User must request to follow such account and the account owner must grant permission before they can view any of the account's posts.

●Accredited investors can engage & message startup companies for potential investment. Accredited investors must become a WeedClub member and upload the necessary bank statements or other documentation that is reviewed by the WeedClub team before gaining access to the investor portal.

●Licensed businesses can post and/or discover wholesale products. Similar to accredited investors, businesses must upload its licensure documentation that is then verified by the WeedClub team by checking state databases.

We also have a series of additional portals for each core service area, which include; networking, distribution, investment and news. We believe WeedClub will improve connectivity between enterprise cannabis professionals by adding more conventional social networking software and systems. WeedClub intends to offer its members group opportunities, wherein needs are met while advertising and consulting revenues are generated.

WeedClub.com

WeedClub.com is a professional network and platform designed specifically for the cannabis industry.  An early version of WeedClub was introduced to the market in August 2014. The WeedClub Platform is open to all cannabis professionals and businesses for connection discovery. Consumers can also register and look for potential ways to start a career in the cannabis industry. Certain areas of The WeedClub Platform require additional vetting to ensure qualifications of those using these sub-portals. The additional vetting requires members to upload the necessary documentation that is then manually reviewed and approved or denied by the WeedClub team.

For growth stage companies and professionals looking to enter the cannabis industry, WeedClub offers the ability to gain new professional connections and visibility without sacrificing trust, safety and compliance concerns that are inherent to servicing an industry that did not exist legally until recently.

WeedClub News Portal

Anyone, regardless of being a member or not, who visits the WeedClub site has access to the news portal. The news portal features content produced by the WeedClub team, journalists and member generated content. The news portal shares cannabis industry news along with original content. Only members and the WeedClub team can publish original content on this portal. Members submit their posts through the WeedClub member interface and a member of the WeedClub team manually reviews the post before making the decision to publish the article or not.

The portal is also a place for advertisers to place banner ads and target members with relevant offers for their services and products. Advertisers must contact the WeedClub team and develop relevant offers to place on throughout the WeedClub site, including the news portal.

WeedClub Investor Portal

After registering as a WeedClub member, accredited investors can apply for access to the investor portal. To gain access, they must upload the necessary income documentation to prove accreditation. Documents are reviewed manually and the WeedClub team approves or denies access to the portal.

Within the portal, investors can view startups that are seeking investment, review documents and communicate with each startup. The portal provides investors with deal flow and an online platform to communicate and learn more about startups.

WeedClub Marketplace Portal

Similar to the investor portal, businesses must upload documentation to prove their licensure which is reviewed manually by the WeedClub team and checked on the relevant state and local databases. If approved, members are able to discover other verified members and conduct business.

WeedClub is also able to provide members in the marketplace portal with group buying opportunities that are negotiated by WeedClub with service and product providers. Types of opportunities include services from accounting and legal firms.

Customers

A significant portion of our targeted customer base will be comprised of cannabis producers, retailers, consultants and supply chain professionals.

Product Development Strategy

Farmhouse plans on running parallel development tracks to simultaneously grow the WeedClub platform and develop potential software and technology that addresses the needs of WeedClub members and the overall cannabis industry. The continued growth of the WeedClub platform will increase our potential customer base and allow us to replicate the same success we saw at the start of WeedClub. By speaking with WeedClub members to discuss their current and future problems and needs, we will be able to develop solutions that address actual market needs with a present pool of potential early adopters. Platform growth at WeedClub will increase our ability to test software and possible blockchain solutions, and to rapidly iterate on product development to effectively discover product market fit.

Competition

LinkedIn, AngelList, WomenGrow and MJBizCon are competitors. LinkedIn competes on the same networking, news and advertising platforms in WeedClub. While LinkedIn does not specifically target the cannabis niche, it is the largest and most well-known business to business networking company.

AngelList provides a similar service as the WeedClub investor portal. Like LinkedIn, AngelList does not cater specifically to the cannabis industry, but cannabis startups and investors currently participate on the platform.

WomenGrow and MJBizCon both offer cannabis specific events that compete with the @420 pitch by WeedClub. WomenGrow also functions as a live events organization which is similar to WeedClub events.

Each of these competitors compete on a specific part of WeedClub, but do not function as a hub like WeedClub does. WeedClub provides all the services these competitors offer except WeedClub members have access to each of these services through WeedClub. Members do not have to use multiple, separate platforms to access these benefits and services.

Technology

Farmhouse operates its online network supporting systems on servers via the Heroku services platform. Farmhouse also uses third-party content distribution networks such as Buffer and Google Analytics for ad serving, optimization, web tracking services and content marketing to improve performance and provide instrumentation. All contracts are click-form based with these service providers.

Employees

Farmhouse is made up of a talented team which includes founders Evan Horowitz and Michael Landau, along with Kevin Asher and Brian Clark. Evan Horowitz is the Chief Executive Officer, and Director. Michael Landau is the Chief Technology Officer, and Secretary. Kevin Asher is Chief Financial Officer and Brian Clark is Senior Engineer. As we grow our team and scale the platform as demand rises, we anticipate new team members joining our staff to accelerate project development, research, and development.

Cannabis Market Growth and Current Trends

The Cole Memo

On August 29, 2013, Deputy Attorney General James Cole issued a memo (the “Cole Memo”) in response to certain states passing measures to regulate the medical and adult-use of cannabis.  In the Cole Memo, the Department of Justice made clear that marijuana remains an illegal drug under the Controlled Substances act and that federal prosecutors will continue to aggressively enforce the statute.  The Department of Justice identified eight enforcement areas that federal prosecutors should prioritize.  Outside of such enforcement priorities, the federal government has traditionally relied on state and local authorities to address marijuana activity.  The Cole Memo established several basic guidelines by which state regulated cannabis businesses could operate to minimize the risk of intervention and enforcement by the Department of Justice.  The guidelines focused on ensuring cannabis did not cross state lines, keeping dispensaries away from schools and public facilities and the strict enforcement of state laws by regulatory agencies, among other priorities.

The Sessions Memo

On January 4, 2018, Attorney General Jefferson B. Sessions III issued a memo (the “Sessions Memo”) on a federal marijuana enforcement policy announcing a return to the rule of law and the recession of previous nationwide guidance by the Department of Justice (including, but not limited to, the Cole Memo).  In the memorandum, Attorney General Jefferson Sessions directs all U.S. attorneys to enforce the laws enacted by Congress and to follow the well-established principles when pursuing prosecutions related to marijuana activities.  The principles include weighing all relevant considerations, including federal law enforcement priorities set by the Attorney General, the seriousness of the crime, the deterrent effect of criminal prosecution, and the cumulative impact of particular crimes on the community.

Guidance to Banks Relating to the Marijuana Industry

On February 14, 2014, the Department of Justice and the Department of Treasury issued guidance to banks about how to serve the marijuana industry without running afoul of federal regulations. Prior to such guidance, dispensaries were forced to operate on a cash basis, presenting significant security and accounting issues. Although banks have remained reluctant to work with marijuana businesses because of federal prohibition laws, this guidance was a major step in legitimizing and accepting the cannabis industry on a national level. In addition, the adoption of the Rohrabacher Farr Amendment (as discussed below) indicates some level of support in Congress for medicinal cannabis, even if its actual effect is still undetermined.

For additional information concerning the Cole Memo, the Sessions Memo, the Rohrabacher-Farr Amendment and regulatory conditions, see the section entitled “Business – Government Regulation.”

Current States with Laws Permitting the Medical or Adult Use of Cannabis

Recreational marijuana is regulated in ten states and the District of Columbia and medical marijuana is regulated in 35 states (including Puerto Rico).  The states which have enacted such laws are listed below:

The medical use of cannabis is legalized (with a doctor's recommendation) in 33 states, four out of five permanently inhabited U.S. territories, and the District of Columbia.

Fourteen other states have laws that limit THC content, for the purpose of allowing access to products that are rich in cannabidiol (CBD), a non-psychoactive component of cannabis.

The recreational use of cannabis is legalized in 11 states (Alaska, California, Colorado, Illinois, Maine, Massachusetts, Michigan, Nevada, Oregon, Vermont, and Washington), the District of Columbia, the Northern Mariana Islands, and Guam. Another 16 states and the U.S. Virgin Islands have decriminalized.

Public Support for Regulation of Cannabis Increasing

A Quinnipiac poll conducted in February 2017 found that 93% of the American people supported regulating the medicinal use of cannabis, 59% supported regulating the adult-use of cannabis and 71% of Americans were opposed to federal government interference with state marijuana programs. These statistics continue the trend over the past decade toward public support for cannabis.  In addition, a November 2019 Pew Research Poll shows 2/3 of Americans support recreational marijuana legalization and around 9 of 10 favor legalization for recreational or medial purposes.

Market Conditions That Could Limit Our Business

Cannabis is a Schedule I controlled substance under Federal law, and, as such, there are several factors that could limit our business operations including, but not limited to:

●The Federal government and many private employers prohibit drug use of any kind, including cannabis, even where it is permissible under state law.  Random drug screenings and potential enforcement of such employment provisions may significantly reduce the size of the potential cannabis market.

●Enforcement of Federal law prohibiting cannabis occurs randomly and without notice.  This could scare many potential investors away from cannabis-related investments and makes it difficult to make accurate market predictions.

●On January 4, 2018, the Department of Justice issued the Sessions Memo announcing a return to the rule of law and the rescission of previous guidance documents.  The Sessions Memo rescinded the Cole Memo.  Although there is no guarantee that additional states will pass measures to regulate cannabis use under state law, the Sessions Memo may further deter states from passing such measures.  Furthermore, irrespective of the Sessions Memo, in many measures, like in Florida where a state constitutional amendment pertaining to cannabis has been proposed, but requires 60% approval to pass.  Changes to the Sessions Memo and in voters’ attitudes and turnout have the potential to slow or stop the cannabis regulation movement and potentially reverse recent cannabis regulation victories.

●There has been some resistance and negativity as a result of recent cannabis regulation at the state level, especially as it relates to drugged driving.  The slack of clearly defined and enforced laws at the state level has the potential to sway public opinion against marijuana regulation; and

●In the event that the Federal government does not enforce the Federal law prohibiting cannabis, state laws regarding the regulation of cannabis are being challenged through lawsuits.  Lawsuits have been brought by private groups and local law enforcement officials.  If these lawsuits are successful, state laws permitting cannabis sales may be overturned which will significantly reduce the size of the potential cannabis market and have a material adverse effect on our business.

Please see “Government Regulation” below for additional information.

Government Regulation

Marijuana is categorized as a Schedule I controlled substance by the Drug Enforcement Agency and the United States Department of Justice and is illegal to grow, possess and consume under Federal law. However, many states have passed state laws that permit doctors to recommend cannabis for medical-use and several of those states and the District of Columbia have enacted laws that regulate the adult-use of cannabis for any reason. Because doctors are prohibited from prescribing a Schedule I controlled substance, the passage of a state medical marijuana does not necessarily guarantee the implementation of a regulated, commercial system through which patients can purchase cannabis products. This has created an unpredictable business-environment for dispensaries and collectives that operate under certain state laws but in violation of Federal law.

Cole Memo

On August 29, 2013, United States Deputy Attorney General James Cole issued the Cole Memo to United States attorneys guiding them to prioritize enforcement of Federal law away from the cannabis industry operating as permitted under certain state laws, so long as:

●Cannabis is not being distributed to minors and dispensaries are not located around schools or public buildings,

●The proceeds from sales are not going to gangs, cartels, or criminal enterprises,

●Cannabis grown in states where it is legal are not being diverted to other states,

●Cannabis-related businesses are not being used as a cover for sales of other illegal drugs or illegal activity,

●There is not any violence or use of firearms in the cultivation and sale of marijuana,

●There is strict enforcement of drugged-driving laws and adequate prevention of adverse health consequences; and

●Cannabis not grown, used, or possessed on Federal properties.

The Cole Memo was a guide for United States attorneys and did not alter in any way the Department of Justice’s authority to enforce Federal law, including Federal laws relating to cannabis, regardless of state law.  As described below, as a result of the issuance of the Sessions Memo, we had implemented standard operating procedures and policies to ensure that we were operating in compliance with the Cole Memo.  We can provide assurance our actions, were, are or will be in compliance with the Cole Memo, the Sessions Memo or any other laws or regulations that currently exist or may be amended or adopted in the future.

Pursuant to our currently existing Terms and Conditions:

●Users access to the site is considered accessible to all industry participants worldwide; however, to access certain areas of the platform there may be additional license and other business verifications.

●Users must be of age to consume cannabis in their particular state (18 or 21 years old, depending on the state).

●Users may only post content that is in compliance with their state’s laws.

●Users may not solicit or distribute cannabis through Farmhouse unless they are licensed.

We have implemented an aggressive content and account review program to ensure compliance with our Terms and Conditions. Users have the ability to report any status or account that is in violation of our Terms and Conditions and we encourage Users to do so as any illegal content jeopardizes the network for all our Users.  A Farmhouse employee reviews reported content as soon as possible and either approves it as in compliance within our Terms and Conditions or permanently deletes it and bans the User’s account.

Our business plan includes allowing licensed cannabis manufacturers, distributors and other stakeholders to advertise on our network, which we believe could be deemed to be aiding and abetting illegal activities, a violation of Federal law. We continue to evaluate the effects of the Sessions Memo; however, we cannot provide assurance that we were, are or will be in compliance with the Cole Memo, the Sessions Memo or any other laws or regulations

Rohrabacher-Farr Amendment

On December 16, 2014, H.R. 83 - Consolidated and Further Continuing Appropriations Act, 2015 was enacted and included a provision known as the “Rohrabacher-Farr Amendment” which states:

None of the funds made available in this Act to the Department of Justice may be used, with respect to the States of Alaska, Arizona, California, Colorado, Connecticut, Delaware, District of Columbia, Florida, Hawaii, Illinois, Iowa, Kentucky, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nevada, New Hampshire, New Jersey, New Mexico, Oregon, Rhode Island, South Carolina, Tennessee, Utah, Vermont, Washington, and Wisconsin, to prevent such States from implementing their own State laws that authorize the use, distribution, possession, or cultivation of medical marijuana.

The Rohrabacher-Farr Amendment would appear to protect the right of the states to determine their own laws on medical cannabis use; however, the actual effects of the amendment are still unclear. The Rohrabacher-Farr Amendment did not remove the federal ban on medical cannabis and cannabis remains regulated as a Schedule I controlled substance. Further, the United States Department of Justice has interpreted the Rohrabacher-Farr Amendment as only preventing federal action that prevents states from creating and implementing cannabis laws - not against the individuals or businesses that actually carry out cannabis laws – and has continued to sporadically initiate enforcement actions against individuals or businesses participating in the cannabis industry despite such participation being regulated under state law. Whether this interpretation is appropriate is still being litigated, and, while an initial district court decision has not supported the Department of Justice’s interpretation, such decision is currently under appellate review. In addition, no matter what the interpretation is adopted by the courts, there is no question that the Rohrabacher-Farr Amendment does not protect any party not in full compliance with state medicinal cannabis laws.

The Rohrabacher-Farr Amendment represents one of the first times in recent history that Congress has taken action indicating support of medical cannabis. The Rohrabacher-Farr Amendment was renewed by Congress in 2015, 2016, 2017 and 2018 and is in effect until September 30, 2018.

Sessions Memo

On January 4, 2018, Attorney General Jefferson B. Sessions, III issued a memo on federal marijuana enforcement policy announcing a return to the rule of law and the rescission of previous nationwide guidance by the Department of Justice (including, but not limited to, the Cole Memo). In the memorandum, Attorney General Jefferson Sessions directs all U.S. attorneys to enforce the laws enacted by Congress and to follow well established principles when pursuing prosecutions related to marijuana activities. These principles include weighing all relevant considerations, including federal law enforcement priorities set by the Attorney General, the seriousness of the crime, the deterrent effect of criminal prosecution, and the cumulative impact of particular crimes on the community. The effect of this memo is to shift federal policy from a hands-off approach adopted by the Obama administration to permitting federal prosecutors across the country to determine how to prioritize resources to regulate marijuana possession, distribution and cultivation in states where marijuana use is legal.

While we do not directly harvest or distribute cannabis today, we still may be deemed to be violating federal law, or aiding and abetting the violation of Federal law and may be irreparably harmed by a change in enforcement by the federal or state governments.

Additional Government Regulations

We are subject to general business regulations and laws as well as Federal and state regulations and laws specifically governing the Internet and e-commerce. These regulations and laws cover among others, sweepstakes, taxation, tariffs, user privacy, data protection, pricing, content, copyrights, distribution, electronic contracts and other communications, consumer protection, broadband residential Internet access and the characteristics and quality of services. Any noncompliance with the foregoing laws and regulations may harm our business and results of operations.

DESCRIPTION OF PROPERTY

Runway Office

@420 Twitter

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Trademarks

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Friends in High Places	Registered	86367469	4820867
Leaf/WC Outline	Registered	86367473	4869207
Two-Tone Green Leaf/WC	Registered	86367482	4869208
WeedClub Select	Registered	87344382	5845956
WeedClub Select Logo	Registered	87344392	5776034
@420	Registered	87519273	5964389

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of our financial condition and results of operations in conjunction with financial statements and notes thereto, as well as the “Risk Factors” and “Description of Business” sections included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors.”

Our Financial Position

For the fiscal years ended December 31, 2019 and 2018, we generated revenues of $41,334 and $8,105, respectively, and reported net losses of $563,072 and $552,516, respectively, and negative cash flow from operating activities of $387,734 and $338,144, respectively. As noted in our consolidated financial statements, as of December 31, 2019, we had an accumulated deficit of approximately $3,280,859. For the three-month periods ended March 31, 2020 and 2019, the Company generated no revenue and reported net losses of $186,452 and $208,958, respectively.  Negative cash flow from operations was $9,766 and $208,551 for the same periods. We anticipate that we will continue to report losses and negative cash flow. Our auditors have raised substantial doubt regarding our ability to continue as a going concern as a result of our historical recurring losses and negative cash flows from operations as well as our dependence on private equity and financings. See “Risk Factors—We have a history of operating losses and our auditors have indicated that there is a substantial doubt about our ability to continue as a going concern.”

Results of Operations

For the years ended December 31, 2019 and 2018, we generated $41,344 and $8,105 in revenue, respectively.  Revenue increased by approximately $33,000, an increase of 410% over the previous year.  The increase in revenue was a result of higher referral revenue while offset by drops in subscription fees and event tickets and sponsorships.

The Company’s general and administrative expenses increased from the prior year with expenses of $592,289 for the year ended December 31, 2019 compared to $350,685 for the year ended December 31, 2018.  The increase was primarily due to increased expenses related to payroll, consulting, legal and accounting fees.

Interest expense for the year was reduced over the prior year primarily due to a decrease in interest related to its notes payable.  During the year ended December 31, 2018 the Company converted a large portion of its debt to equity.

For the year ended December 31, 12019, the Company recorded a gain on extinguishment of debt in the amount of $1,872 compared to a loss on extinguishment of debt of $185,240 in the previous year.

The Company had losses from operations of $563,072 and $342,580 for the years ended December 31, 2019 and 2018, respectively.  The increase in loss from operations over the previous year is primarily the result of increased payroll, consulting, legal and accounting fees over the previous year.  However, this was partly offset by increased revenue over the prior year.

Net loss for the year ended December 31, 2019 was $563,072 compared to $552,516 for the year ended December 31, 2018.

The Company currently estimates that it has three months of sufficient capital to operate.  Until such time the Company can raise additional capital, the Company will continue to be funded through short-term advances from the Company’s management.

We estimate we will need an additional $2,500,000 in capital, after satisfying our debt obligations, to cover our ongoing expenses and to successfully market and expand our  product offerings.  This is only an estimate and may change as we receive feedback from customers and have a better feel of the demand and revenues from our new products.  Both of these factors may change and we may not be able to raise the necessary capital and if we are able to, that it may not be at favorable rates.

Given the current state of Farmhouse and our revenues, we do not believe bank financing will be feasible and if we need additional capital it will be in the form of an equity or debt offering.  To this end, management has made the decision to position Farmhouse to be more attractive to investors, particularly angel investors.

The Company has incurred significant cumulative net losses from operations in recent years. As reported in the financial statements, the Company has an accumulated deficit of $3,280,859. At December 31, 2019, the Company had total assets of $348,094 and liabilities totaling $787,896, and a working capital deficit of $772,989.  These factors raise considerable doubt as to the Company’s ability to continue as a going concern.

Impact of COVID-19

The novel coronavirus is having a significant impact on most businesses, including Farmhouse. The direct impact on the business of Farmhouse beyond disruptions in normal business operations is primarily through the suspension, postponement and cancellation of major gatherings and events across the United States. Our Company has taken steps to host our events through online forums.

The ultimate impact of COVID-19 on our financial and operating results is unknown and will depend on the length of time that these disruptions exist and whether our Company may return to hosting in person events.

While the COVID-19 crisis continues, Farmhouse does not have an immediate need for this capital and as such, Farmhouse does not have any material concerns with its ability to service its debt.

Contractual Obligations

We do not have any long-term capital lease obligations, operating lease obligations or long-term liabilities.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates.

MANAGEMENT

The following table sets forth information regarding our directors and executive officers:

NameAgePositions

Evan Horowitz47CEO, Director

Michael Landau48CTO, Treasurer, Director

Scott Bostick55Director

Kevin Asher44CFO

Evan Horowitz – Chairman and CEO.  Mr. Horowitz has held the position of CEO/President of Farmhouse Inc. since the Company’s inception in January of 2014.  Evan’s primary responsibilities include the management and execution of the Company’s Business Development, Market Strategies, Social Media, Brand Development.  In addition, Evan acts as host for the Company’s live industry events held in their San Francisco based corporate offices. Prior to Co-Founding Farmhouse, Mr. Horowitz was Co-Founder/CEO of multiple technology businesses primarily in the Affiliate Networking/Advertising and Domaining channels.  Mr. Horowitz was responsible for all aspects of the business including finance, partnerships, marketing, events, and advertising programs. As Co-Inventor on two prior-issued & subsequently monetized technology patents, Mr. Horowitz has firsthand intellectual property expertise related to Branding, Marketing, Startups, Defense and Growth. Mr. Horowitz has significant investment experience and has advised several businesses in the fields of health, technology, accessories, and wellness. His responsibilities included business valuations, performance improvement advice, along with strategic introductions. Mr. Horowitz attended The University of California, Berkeley from 1990-1995 and studied Mass Communications.

Michael Landau – Director and CTO.  Mr. Landau has held the position of CTO of Farmhouse Inc. since its inception in January 2014, and is responsible for the online operations and development of the Company’s technology platforms.  Prior to starting Farmhouse, Michael was the co-founder and CTO of a successful affiliate marketing company, mobile development company and domain name marketplace. Michael studied Computer Science & Economics at the University of California, Berkeley, and has a J.D. from Hastings College of the Law. He has more than 20-years of experience developing Web & Mobile Applications, and is a member of the California Bar Association.

Scott Bostick  – Director.   Mr. Bostick held the Chief Operating Officer position for NextGen Healthcare (NXGN), a U.S. healthcare solutions provider, from 2017-2019.  He was for responsible for commercial execution, technical support, implementation and revenue cycle management (RCM) services for the global operations. From 2016 – 2017, he was Chief Commercial Officer at NextGen, responsible for the go to market strategy and commercial operations including sales, marketing and customer support.  Prior to joining NextGen, he was Senior Vice President, Americas Commercial Operations for CareFusion and a member of the Executive Leadership Team.  CareFusion (CFN), a global MedTech company, was acquired by Becton Dickinson (BDX) in 2015. During his tenure from 2010-2015, Mr. Bostick was responsible for CareFusion’s go to market strategies and commercial execution for the USA, Canada, Brazil and LATAM. From 2009-2010, he was Senior Vice President/General Manager position for the Pyxis Medication Dispensing business unit of CareFusion. Prior to 2007-2009, he held the Vice President/General Manager of the Pyxis Supply Dispensing & Analytics business unit at Cardinal Health (CAH). Over his career, he has held numerous commercial leadership positions throughout the healthcare vertical from healthcare information technology, medical technology, medical device and pharmaceuticals. Mr. Bostick has a Bachelor of Science from the University of Florida and completed executive leadership development from Boston University. Mr. Bostick receives no fees or other compensation from his role as Director of Farmhouse, Inc.

Kevin J. Asher - Chief Financial Officer.  Prior to joining Farmhouse, Inc., Mr. Asher was the CFO of BDI Logistics, LLC a full-service wireless communications distributor, specializing in procurement, refurbishment and fulfillment for the wireless industry.  Mr. Asher was responsible for all aspects of the business including finance, accounting, human resources and day to day decision making. Prior to BDI, Mr. Asher was Vice President/Finance for AirLink Mobile, Inc., an industry leading MVNO and provider of prepaid wireless telephone service where he was responsible for all aspects of accounting and finance including financial reporting, treasury management, financial analysis, financial projections, payroll, regulatory reporting and daily accounting. Prior to AirLink, Mr. Asher was a director of MCA Financial Group Ltd. of Phoenix, Arizona which provides advisory services to businesses, financial institutions and investor groups in the areas of financial restructuring, mergers and acquisitions, business oversight, and corporate and capital formation. His responsibilities included representation of debtors and creditors in the areas of business turnarounds, financial restructuring, chapter 11 business reorganizations, divestures, mergers and acquisitions, business valuations, financial management, and performance improvement. He advised clients in a variety of industries including aviation, aerospace and defense, retail, homebuilding, construction and manufacturing. Prior to his position at MCA Financial Mr. Asher worked in the accounting industry primarily as an audit supervisor. Mr. Asher has a Bachelor of Science degree in accountancy from Northern Arizona University at Flagstaff, Arizona.

EXECUTIVE COMPENSATION

The following table summarizes all compensation recorded by us in the past two fiscal years ending December 31, 2019 for:

●	our principal executive officer or other individual serving in a similar capacity, and

●	our two most highly compensated executive officers, other than our principal executive officer, who were serving as corporate officers at December 31, 2019.

For definitional purposes, these individuals are sometimes referred to as the “named executive officers.”

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation	All Other Compensation	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i) (1)	(j)
Evan Horowitz, CEO	12/31/19	$55,417	$0	$0	$0	$0	$0	$0	$55,417
	12/31/18	$87,150	$0	$0	$0	$0	$0	$0	$87,150
Michael Landau, CTO	12/31/19	$73,125	$0	$0	$0	$0	$0	$0	$73,125
	12/31/18	$87,150	$0	$0	$0	$0	$0	$0	$87,150
Kevin Asher, CFO	12/31/19	$0	$0	$0	$0	$0	$0	$28,000	$28,000
	12/31/18	$0	$0	$0	$0	$0	$0	$18,500	$18,500

(1) The Company’s current CFO is paid on a contract basis and is not a W-2 employee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Class(2)

Evan Horowitzs - (CEO/Director)	3,539,272	24%

Michael Landau - (Officer/Director)	3,359,272	24%

Scott Bostick - (Director)	221,363	1.5%
Kevin Asher – (CFO)	25,000	0.2%

Executive Officers and Directors as a Group (4 Person)	7,324,907	49.8%

The Company is unaware of any arrangements which could alter control or management of the Company in the future.

LEGAL PROCEEDINGS

We are a party to legal proceedings with our subsidiary Farmhouse DTLA.

On October 25, 2017, the Company’s subsidiary, DTLA, commenced litigation in Los Angeles Superior Court (Case #BC681251) against David Vayntrub of Absolute Herbal Pain Solutions Inc. “AHPS” alleging breach of contract, amongst other things, as a result of DTLA’s agreement with AHPS.  Subsequent to Farmhouse filing the lawsuit, AHPS sent a letter to Farmhouse purporting to unilaterally “cancel” the agreement. In December 2017 DTLA filed a Motion to Stay Proceedings and Compel Arbitration which was granted by the Court on March 27, 2018.  The arbitration is currently entering the discovery phase and the Company expects the matter to be concluded by the fall of 2020, although there can be no assurance the proceedings will be completed in this time frame or that the arbitrator will rule in the Company’s favor. The Company is seeking to vigorously enforce its rights under the contract as well as seek damages related to additional claims.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The Company’s Common Stock is quoted on the Pink tier of the OTC Market.  The Common Stock is currently traded with the trading symbol of “FMHS”. The table below sets forth for the periods indicated the quarterly high and low bid prices as reported by the Pink Sheets.  These quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not necessarily represent actual transactions.

FISCAL YEAR ENDED DECEMBER 31, 2018	Quarter	High	Low
	First	$0.03	$0.02
	Second	$0.06	$0.03
	Third	$0.07	$0.06
	Fourth	$1.00	$0.06

FISCAL YEAR ENDED DECEMBER 31, 2019	Quarter	High	Low
	First	$1.00	$0.01
	Second	$2.60	$0.35
	Third	$4.40	$0.90
	Fourth	$2.70	$0.47

The Company’s Common Stock is considered a penny stock under rules promulgated by the Securities and Exchange Commission.  Under these rules, broker-dealers participating in transactions in these securities were subject to first deliver a risk disclosure document which describes risks associated with these stocks, broker-dealers’ duties, customers’ rights and remedies, market and other information, and make suitability determinations approving the customers for these stock transactions based on financial situation, investment experience and objectives.  Broker-dealers must also disclose these restrictions in writing, provide monthly account statements to customers, and obtain specific written consent of each customer.  With these restrictions, the likely effect of designation as a penny stock is to decrease the willingness of broker-dealers to make a market for the stock, to decrease the liquidity of the stock and increase the transaction cost of sales and purchases of these stocks compared to other securities.

Dividends

The Company has not declared or paid any cash dividends on its Common Stock during the fiscal years ended December 31, 2018 and 2019 or in any subsequent period.  The Company does not anticipate or contemplate paying dividends on its Common Stock in the foreseeable future.  The only restrictions that limit the ability to pay dividends on common equity, or that are likely to do so in the future, are those restrictions imposed by law.

Holders of Our Common Stock

As of the date of this Registration Statement, we had 126 shareholders of our common stock.

Stock Option Grants

To date, we have not granted any stock options.

Registration Rights

Registration rights have been granted to the selling shareholders, which requires the Company to use commercially reasonable efforts to cause such a Registration Statement to be declared effective as soon thereafter as practicable and keep such Registration Statement effective until the selling shareholders notify the Company in writing that the Company is no longer required to keep such Registration Statement effective.

Stock transfer agent

The Company has engaged the services of:

Action Stock Transfer

2469 E. Fort Union Blvd, Suite 214

Salt Lake City, UT 84141

Item 11A.  Material Changes

None.

Item 12. Incorporation of Certain Material by Reference

None.

Item 12A. Disclosure of Commission Position on Indemnification for Securities Act Liabilities.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Sections 78.7502 and 78.751 of the Nevada Revised Statutes authorizes a court to award, or a corporation’s board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit indemnification, including reimbursement of expenses incurred, under certain circumstances for liabilities arising under the Securities Act. In addition, our Bylaws provide that we have the authority to indemnify our directors and officers and may indemnify our employees and agents (other than officers and directors)

against liabilities to the fullest extent permitted by Nevada law. We are also empowered under our Bylaws to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

Item 13. Other Expenses of Issuance and Distribution.

OTHER EXPENSES OF ISSUANCE AND IDSTRIBUTION

The following table sets forth all estimated costs and expenses, other than underwriting discounts, commissions and expense allowances, payable by the issuer in connection with the maximum offering for the securities included in this registration statement:

Expenses	Amount

SEC Registration Fee	$533
Legal Fees	$10,000
Accounting and Audit Fees	$10,000
Electronic Filing and Printing	$1,500
Transfer Agent	$1,000

Total*	$23,033

*

All amounts are estimates. We have already paid approximately $10,000 of expenses and will pay the remaining expenses from our cash on hand. None of the proceeds from the offering will be needed to pay for any of the offering expenses.

None of the above expenses of issuance and distribution will be borne by the selling stockholders. The selling stockholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale. Our Company does not expect to pay any underwriting discounts, commissions or expense allowances.

Item 14. Indemnification of Directors and Officers.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Nevada General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities.

Subsequent to December 31, 2019, The Company has sold an aggregate of 50,000 shares of its common stock for proceeds of $37,500.  The shares were issued under Section 4(2) of the Securities Act of 1933, as amended.

Subsequent to December 31, 2019, The Company issued a total of 49,421 shares of its common stock for services rendered to the Company at prices ranging between $.51/share and $1.00/share.  The fair market value of the shares was calculated using the closing price of the shares on the date of issuance.  The total value of the shares issued was $41,412.  The shares were issued under Section 4(2) of the Securities Act of 1933, as amended.

On March 3, 2020 the Company issued a total of 125,000 shares of common stock to an individual for the purchase of the domain blunt.com.  The fair market value of the shares issued was $125,000.  The shares were issued under Section 4(2) of the Securities Act of 1933, as amended.

During the year ended December 31, 2019, the Company sold an aggregate of 76,543 shares of its common stock for proceeds of $117,002, of which $2,001 was recorded as a subscription receivable as funds were not received as of the period end. The shares were issued under Section 4(2) of the Securities Act of 1933, as amended.

During the year ended December 31, 2019, the Company issued 187,500 shares of its common stock valued at $1.60 per share (the current fair market value of the stock as calculated by the last price direct equity was sold by the Company) for the acquisition of the website domain Extract.com.  The transaction was valued at $300,000. The shares were issued under Section 4(2) of the Securities Act of 1933, as amended.

During the year ended December 31, 2019, the Company issued an aggregate of 55,326 shares of its common stock for services rendered.  The stock was issued at the current fair market value of the stock as calculated by the last price direct equity was sold by the Company for issuance prior to the August 13, 2019 Revival Merger and at the price shares of the common stock was trading as for issuance after the Revival Merger.  This resulted in an expense of $74,847 and has been recorded in General and Administrative Expense as of December 31, 2019. The shares were issued under Section 4(2) of the Securities Act of 1933, as amended.

On December 31, 2019, the Company issued 19,201 shares of its common stock for the conversion of $10,001 in principal balance note along with an additional $800 in accrued interest.  The conversion price was agreed upon by both parties at $.5625/share.  The fair market value of the shares on the issuance date was $.4650/share resulting in a gain on extinguishment of debt in the amount of $1,872. The shares were issued under Section 4(2) of the Securities Act of 1933, as amended.

During the year ended December 31, 2018, the Company sold an aggregate of 399,404 shares of its common stock for proceeds of $527,516, of which $175,005 was recorded as a subscription receivable as proceeds were not received as of the period end. The shares were issued under Section 4(2) of the Securities Act of 1933, as amended.

During the year ended December 31, 2018, the Company issued a total of 556,114 shares related to the conversion of $469,566 in principal balance of notes payable and associated interest.  The total value of the shares issued was $654,806 resulting in a loss on extinguishment of debt in the amount of $185,240. The shares were issued under Section 4(2) of the Securities Act of 1933, as amended.

During the year ended December 31, 2018, the Company issued 30,000 shares of its common stock valued at $1.00 per share (the current fair market value of the stock as calculated by the last price direct equity was sold by the Company) for the acquisition of the website domain WeedClub.  The transaction was valued at $30,000. The shares were issued under Section 4(2) of the Securities Act of 1933, as amended.

During the year ended December 31, 2018 the Company issued 171,000 shares of its common stock in exchange for a like number of shares in its Farmhouse DTLA subsidiary.  As a result of this conversion of shares the Company’s subsidiary is once again wholly owned by the parent. The shares were issued under Section 4(2) of the Securities Act of 1933, as amended.

On December 31, 2018 the Company issued a convertible note to a note holder in exchange for 6,667 shares of the Company’s previously issued common stock.  The shares were issued under Section 4(2) of the Securities Act of 1933, as amended.

Item 16. Exhibits and Financial Statement Schedules.

The listed exhibits are filed with this registration statement:

SEC Reference Number	Title of Document	Location

3.1+	Certificate of Incorporation	Filed herewith
3.2	Amended Articles of Incorporation	Filed herewith

3.6	Bylaws	Filed herewith

5.1	Opinion of Heskett & Heskett	Filed herewith

21.1	List of Subsidiaries	Filed herewith

23.1	Consent of MAC Accounting Group, LLP	Filed herewith

Item 17. Undertakings.

UNDERTAKING

The undersigned registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The Registrant hereby undertakes that:

(a) The Registrant will provide to the underwriter at the closing as specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(c) For the purpose of determining any liability under the Securities Act each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, City of San Francisco, State of California, on May 15, 2020.

By: /s/ Evan Horrowitz____________________

EVAN HOROWITZ

Chief Executive Officer, Director

By: /s/ Kevin Asher_______________________

KEVIN J. ASHER

Chief Financial Officer, Chief Accounting

Officer

By: /s/ Michael Landau____________________

MICHAEL LANDAU

Chief Technology Officer, Treasurer, Director

By: /s/ Scott Bostick______________________

SCOTT BOSTICK

Director

Pursuant to the requirements of the Securities Act of 1933, this registrant statement has been signed by the following persons in the capacities and on the dates indicated.

By: /s/ Evan Horrowitz____________________

EVAN HOROWITZ

Chief Executive Officer, Director

By: /s/ Kevin Asher_______________________

KEVIN J. ASHER

Chief Financial Officer, Chief Accounting

Officer

By: /s/ Michael Landau____________________

MICHAEL LANDAU

Chief Technology Officer, Treasurer, Director

By: /s/ Scott Bostick______________________

SCOTT BOSTICK

Director

FARMHOUSE, INC.

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2019 and 2018

FRAMHOUSE, INC.

INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

Page

Report of Independent Registered Public Accounting Firm 56

Consolidated Financial Statements

Consolidated Balance Sheets57

   Consolidated Statements of Operations58

   Consolidated Statements of Changes in Stockholders' Equity (Deficit) 59

Consolidated Statements of Cash Flows60

  Notes to the Consolidated Financial Statements61

MAC

MAC ACCOUNTING GROUP, LLP CERTIFIED PUBLIC ACCOUNTANTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE SHAREHOLDERS AND THE BOARD OF DIRECTORS OF FARMHOUSE, INC.

OPINION ON THE FINANCIAL STATEMENTS

WE HAVE AUDITED THE ACCOMPANYING CONSOLIDATED BALANCE SHEETS OF FARMHOUSE, INC. AND ITS SUBSIDIARIES (THE COMPANY) AS OF DECEMBER 31, 2019 AND 2018, THE RELATED CONSOLIDATED STATEMENTS OF OPERATIONS, STOCKHOLDERS' EQUITY (DEFICIT) AND CASH FLOWS FOR THE YEARS THEN ENDED, AND THE RELATED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (COLLECTIVELY, THE FINANCIAL STATEMENTS). IN OUR OPINION, THE FINANCIAL STATEMENTS PRESENT FAIRLY, IN ALL MATERIAL RESPECTS, THE FINANCIAL POSITION OF THE COMPANY AS OF DECEMBER 31, 2019 AND 2018, AND THE RESULTS OF ITS OPERATIONS AND ITS CASH FLOWS FOR THE YEARS THEN ENDED, IN CONFORMITY WITH ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES OF AMERICA.

GOING CONCERN

THE ACCOMPANYING FINANCIAL STATEMENTS HAVE BEEN PREPARED ASSUMING THAT THE COMPANY WILL CONTINUE AS A GOING CONCERN. AS DISCUSSED IN NOTE 12 TO THE FINANCIAL STATEMENTS, THE COMPANY HAS SUFFERED RECURRING LOSSES FROM OPERATIONS, NEGATIVE CASHFLOWS FROM OPERATIONS, AND ITS TOTAL LIABILITIES EXCEED ITS TOTAL ASSETS. THIS RAISES SUBSTANTIAL DOUBT ABOUT THE COMPANY'S ABILITY TO CONTINUE AS A GOING CONCERN. MANAGEMENT'S PLANS IN REGARD TO THESE MATTERS ALSO ARE DESCRIBED IN NOTE 12. THE FINANCIAL STATEMENTS DO NOT INCLUDE ANY ADJUSTMENTS THAT MIGHT RESULT FROM THE OUTCOME OF THIS UNCERTAINTY.

BASIS FOR OPINION

THESE FINANCIAL STATEMENTS ARE THE RESPONSIBILITY OF THE COMPANY’S MANAGEMENT. OUR RESPONSIBILITY IS TO EXPRESS AN OPINION ON THE COMPANY’S FINANCIAL STATEMENTS BASED ON OUR AUDITS. WE ARE A PUBLIC ACCOUNTING FIRM REGISTERED WITH THE PUBLIC COMPANY ACCOUNTING OVERSIGHT BOARD (UNITED STATES) (PCAOB) AND ARE REQUIRED TO BE INDEPENDENT WITH RESPECT TO THE COMPANY IN ACCORDANCE WITH U.S. FEDERAL SECURITIES LAWS AND THE APPLICABLE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION AND THE PCAOB.

WE CONDUCTED OUR AUDITS IN ACCORDANCE WITH THE STANDARDS OF THE PCAOB. THOSE STANDARDS REQUIRE THAT WE PLAN AND PERFORM THE AUDIT TO OBTAIN REASONABLE ASSURANCE ABOUT WHETHER THE FINANCIAL STATEMENTS ARE FREE OF MATERIAL MISSTATEMENT, WHETHER DUE TO ERROR OR FRAUD. THE COMPANY IS NOT REQUIRED TO HAVE, NOR WERE WE ENGAGED TO PERFORM, AN AUDIT OF ITS INTERNAL CONTROL OVER FINANCIAL REPORTING. AS PART OF OUR AUDITS WE ARE REQUIRED TO OBTAIN AN UNDERSTANDING OF INTERNAL CONTROL OVER FINANCIAL REPORTING BUT NOT FOR THE PURPOSE OF EXPRESSING AN OPINION ON THE EFFECTIVENESS OF THE COMPANY’S INTERNAL CONTROL OVER FINANCIAL REPORTING. ACCORDINGLY, WE EXPRESS NO SUCH OPINION.

OUR AUDITS INCLUDED PERFORMING PROCEDURES TO ASSESS THE RISKS OF MATERIAL MISSTATEMENT OF THE FINANCIAL STATEMENTS, WHETHER DUE TO ERROR OR FRAUD, AND PERFORMING PROCEDURES THAT RESPOND TO THOSE RISKS. SUCH PROCEDURES INCLUDED EXAMINING, ON A TEST BASIS, EVIDENCE REGARDING THE AMOUNTS AND DISCLOSURES IN THE FINANCIAL STATEMENTS. OUR AUDITS ALSO INCLUDED EVALUATING THE ACCOUNTING PRINCIPLES USED AND SIGNIFICANT ESTIMATES MADE BY MANAGEMENT, AS WELL AS EVALUATING THE OVERALL PRESENTATION OF THE FINANCIAL STATEMENTS. WE BELIEVE THAT OUR AUDITS PROVIDE A REASONABLE BASIS FOR OUR OPINION.

MAC ACCOUNTING GROUP, LLP

WE HAVE SERVED AS THE COMPANY'S AUDITOR SINCE 2018. MIDVALE, UTAH

MAY 4, 2020

WWW.MACACCOUNTINGGROUP.COM

1070 MECHAM LANE, MIDVALE, UTAH 84047

801.414.3664

FARMHOUSE, INC.
CONSOLIDATED BALANCE SHEETS
December 31, 2019 and 2018

ASSETS
	2019	2018
Current Assets
Cash and cash equivalents	$ 7,313	$ 3,288
Accounts receivable	7,594	-
Other receivables	-	4,374
Total Current Assets	14,907	7,662
Property and equipment, net	3,187	1,997
Intangibles	330,000	30,000
Total Assets	$ 348,094	$ 39,659

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities
Accounts payable and accrued liabilities	$ 633,114	$ 522,511
Convertible notes payable, net of discount of $0 and $3,334	45,000	51,667
Related party notes payable and short-term advances	109,782	4,500
Total Current Liabilities	787,896	578,678

Stockholders' Equity (Deficit)
Preferred stock, $.0001 par value, 5,000,000 shares authorized,
no shares issued and outstanding	-	-
Common stock, $.0001 par value, 295,000,000 shares authorized,
14,497,843 and 11,099,851 shares issued and outstanding	1,450	1,110
Additional paid-in capital	2,841,608	2,352,663
Subscription receivable	(2,001)	(175,005)
Accumulated deficit	(3,280,859)	(2,717,787)
Total stockholders' equity (deficit)	(439,802)	(539,019)
Total Liabilities and Stockholders' Equity (Deficit)	$ 348,094	$ 39,659

See accompanying notes to consolidated financial statements.

FARMHOUSE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2019 and 2018

	2019	2018

Net revenues	$ 41,344	$ 8,105

Total revenues	41,344	8,105

Operating expenses
General and administrative expenses	592,289	350,685

Total operating expenses	592,289	350,685

Loss from operations	(550,945)	(342,580)

Other income (expense):
Gain (loss) on extinguishment of debt	1,872	(185,240)
Interest expense	(13,999)	(24,696)

Total other expense	(12,127)	(209,936)

Loss from operations before income taxes	(563,072)	(552,516)

Income taxes	-	-

Net Income (loss)	$ (563,072)	$ (552,516)

Net income (loss) attributable to Farmhouse, Inc. per common share
Basic and diluted	$ (0.05)	$ (0.05)

Weighted average common shares; basic and diluted	12,473,106	10,464,398

See accompanying notes to consolidated financial statements.

FARMHOUSE, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
For the Years Ended December 31, 2019 and 2018

			Additional				Total
	Common Stock		Paid-In	Subscription	Accumulated	Noncontrolling	Stockholders'
	Shares	Amount	Capital	Receivable	Deficit	Interest	Equity
Balance at December 31, 2017	9,950,000	$ 995	$ 1,157,418	$ -	$ (2,165,271)	$ (11,767)	$ (1,018,625)
Sale of common stock	399,404	40	527,476	(175,005)	-	-	352,511
Common stock issued for debt conversion	556,114	56	654,750	-	-	-	654,806
Common stock issued for intangible asset	30,000	3	29,997	-	-	-	30,000
Farmhouse, Inc. common stock issued for
subsidiary common stock	171,000	17	(11,784)	-	-	11,767	-
Capital contributed by a related party	-	-	1,472	-	-	-	1,472
Beneficial conversion feature	-	-	3,334	-	-	-	3,334
Debt issued for common stock	(6,667)	(1)	(10,000)	-	-	-	(10,001)
Net loss for the year ended
December 31, 2018	-	-	-	-	(552,516)	-	(552,516)

Balance at December 31, 2018	11,099,851	$ 1,110	$ 2,352,663	$ (175,005)	$ (2,717,787)	$ -	$ (539,019)
Subscriptions received	-	-	-	175,005	-	-	175,005
Common stock issued for debt conversion	19,201	2	8,927	-	-	-	8,929
Sale of common stock	76,543	8	116,994	(2,001)	-	-	115,001
Common stock issued for intangible asset	187,500	19	299,981	-	-	-	300,000
Common stock issued for services	55,326	5	74,842	-	-	-	74,847
Common stock issued for reverse capitalization	3,059,422	306	(11,799)	-	-	-	(11,493)
Net loss for the year ended
December 31, 2019	-	-	-	-	(563,072)	-	(563,072)
Balance at December 31, 2019	14,497,843	$ 1,450	$ 2,841,608	$ (2,001)	$ (3,280,859)	$ -	$ (439,802)

See accompanying notes to consolidated financial statements.

FARMHOUSE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2019 and 2018

	2019		2018
Increase (decrease) in cash and cash equivalents:

Cash flows from operating activities:
Net Income (Loss)	$ (563,072)		$ (552,516)
Adjustments to reconcile net income (loss) to net cash used by operating activities:
Depreciation and amortization	2,339		1,642
Amortization of debt discount	3,334		-
Bad debt	1,628		-
Stock issued for services	74,847		-
(Gain) loss on extinguishment of debt	(1,872)		185,240
Changes in assets and liabilities:
Accounts receivable	(4,848)		25
Accounts payable and accrued liabilities	99,910		27,465
Net cash used by operating activities	(387,734)		(338,144)
Cash flows from investing activities:
Purchase of fixed assets	(3,529)		-
Net cash (used) provided by investing activities	(3,529)		-
Cash flows from financing activities:
Proceeds from sale of common stock	290,006		352,511
Proceeds from issuance of related party debt and short-term advances	107,282		1,750
Repayment of related party debt and short-term advances	(2,000)		(13,250)
Net cash (used) provided by financing activities	395,288	-	341,011
Net increase (decrease) in cash and cash equivalents	4,025		2,867
Cash and cash equivalents at beginning of year	3,288		421
Cash and cash equivalents at end of year	$ 7,313		$ 3,288

Supplemental disclosure of cash flow information:
Interest	$ -		$ -
Income taxes	$ -		$ -
Non-cash investing and financing activities:
Common stock issued for intangible asset	$ 300,000		$ 30,000
Debt issued for common stock	$ -		$ 10,001
Common stock issued for reverse recapitalization	$ 11,493		$ -
Capital contributed by a related party	$ -		$ 1,472
Farmhouse, Inc. common stock issued in exchange
for subsidiary common stock	$ -		$ 11,767
Beneficial conversion feature	$ -		$ 3,334

See accompanying notes to consolidated financial statements.

FARMHOUSE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

NOTE 1—ORGANIZATION AND DESCRIPTION OF BUSINESS

Organization

On June 28, 2013, the Company was originally incorporated as Somerset Transition Corporation under the Oklahoma General Corporation Act. Under the Agreement, Transition Corporation merged into Merger Sub and Transition ceased to exist, wherein Merger Sub became the survivor and successor under Section 1088 of the Oklahoma Act, having acquired all of Transnational Corporation’s assets, rights financial statements, obligations, and liabilities as the constituent or resulting corporation. Holdings became the parent and the holding company of Merger Sub under the Reorganization which was in compliance with Section 1081(g) of the Oklahoma Act. At the time of the Reorganization, Holdings as successor issuer had less than 300 shareholders.

Upon consummation of the Reorganization, each issued and outstanding equity of the former Transition was transmuted into and represented the identical equity structure of Holdings (on a share-for-share basis) having the same designations, rights, powers and preferences, and qualifications, limitations, and restrictions. Upon consummation, Holdings, was the issuer since the former Transnational Corporation equity structure was transmuted pursuant to Section 1081(g) into current issued and outstanding equities of Holdings. The Reorganization was exempt from the registration requirements of the Securities Act of 1933 (“Act”) as there was no “offer” or “sale” as defined in Section 2(3) of the Act so as to invoke the requirements of Rule 145 also under the Act. Under the terms of the Agreement, the shareholders and equity holders of the former Transition had no appraisal rights or rights to a shareholder vote and consequently, no investment decision was made by the shareholders. Further, the transaction complied with the provisions of Rule 144(D)(3)(x) titled “Holding Company Formation.”

The issuer formed Somerset Property, Inc. as its wholly-owned Maryland subsidiary on September 3, 2013 and merged with and into Somerset Property pursuant to Articles of Merger filed with the Maryland Department of Assessments and Taxation on October 3, 2013 and with the Oklahoma Secretary of State on October 11, 2013.

The issuer was subsequently redomiciled to Nevada. The redomicile was accomplished by the issuer forming a wholly-owned Nevada subsidiary, Revival, Inc. on July 18, 2017. The issuer then merged with and into Revival, Inc. by filing Articles of Merger with the Nevada Secretary of State on July 21, 2017 and with the Maryland Department of Assessments and Taxation on August 14, 2017.  On July 2, 2019, the Issuer changed their name to Farmhouse, Inc.

On August 6, 2019, the Company received notification of approval from FINRA for the change in its issue name from Revival, Inc. Common Stock to Farmhouse, Inc. Common stock and its trading symbol has changed from TLVA to FMHS.

On August 13, 2019, the Company finalized an Agreement and Plan of Merger (“the Agreement”) by and among the Company, Revival Merger, Inc. (“Revival Merger”), a newly formed Nevada corporation 100% owned by the Company, and Farmhouse, Inc., a Washington corporation (“Farmhouse Washington”). Under the Agreement, Revival Merger has merged with and into Farmhouse Washington, with Farmhouse Washington being the surviving corporate entity.

At the Effective Time of the Merger, all of the issued and outstanding shares of Farmhouse Washington Common Stock were exchanged for shares of the Company’s authorized, but previously unissued Common Stock, on a one share for one share basis. This resulted in Farmhouse Washington becoming our wholly

FARMHOUSE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

owned subsidiary and the former stockholders of Farmhouse Washington becoming our stockholders and controlling the majority of our outstanding common stock (see Note 6).

Nature of Business

As additional states and countries legalize medical and/or recreational cannabis use, these markets develop regulations and the commercial industry becomes more established.  The founders of Farmhouse seek to apply their technical knowledge and experience to introduce products for this emerging industry. The Cannabis industry continues to encounter a lack of acceptance from many traditional mainstream service providers of commonly used business tools. Management believes the ongoing mainstream business stigma that plagues the cannabis industry, resulting in lower availability of quality services, also creates ample opportunity to prosper as we fill the gap with vetted professional connections worldwide. By employing state of the art technologies to (i) assist with social connections on the WeedClub Platform, and (ii) geo-fencing to prevent interstate commerce from happening, the WeedClub Platform fosters safe growth for its Members.

Products

Farmhouse products serve a wide range of areas within the professional cannabis and hemp industries, such as licensed growers, dispensers, laboratories, distributors, investors, accountants, lawyers, consultants and others. Product development and introduction focuses on states and countries where cannabis is permitted under a developing regulatory market. Future product and live event expansion will target matching key markets, wherein technology can be used to assist industry stakeholders. Farmhouse believes that the movement toward Federal legalization of cannabis will continue.

The WeedClub® Platform

Farmhouse has developed “The WeedClub Platform,” a platform provider to the regulated cannabis industry. Its core product is the WeedClub® social network platform, which allows its members to digitally network with actual vetted cannabis industry stakeholders. The platform offers innovative security enabling safe and private communication and discovery for cannabis professionals seeking to expand their businesses. WeedClub® is intended to be a professional network for the Cannabis Industry. Additionally, WeedClub® vets its members to ensure their businesses are state compliant and have clean backgrounds which helps facilitate a sense of community and trust amongst its members.

We marketed the initial product concept of WeedClub® as the vetted, trusted online professional network and discovery engine for the legal cannabis and hemp industries.  Within the WeedClub Platform, members utilize an increasing set of technology-based tools for discovering professional connections and information. Also, live events bring the digital experience into the physical world for face-to-face networking events, focused on relevant and timely industry topics.

WeedClub® is marketed as the trusted online professional and discovery platform for the legal cannabis and hemp industries. Within the platform, members utilize an increasing set of technology-based tools for discovering professional connections and information, including news and events. While previously producing and hosting in-person networking events focused on relevant and timely industry topics, WeedClub has started to offer virtual and live-streaming events in place of face-to-face networking during COVID-19.

We also plan to develop and launch a series of additional value-added portals for each core service area, which include: Distribution, Recruiting, Investment and Compliance. We believe WeedClub will improve

FARMHOUSE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

connectivity between enterprise cannabis professionals by adding more conventional social networking software and systems. WeedClub intends to offer its members group opportunities, wherein needs are met while advertising and consulting revenues are generated via the curated opportunities.

WeedClub.com

WeedClub.com is a professional network and platform designed specifically for the cannabis industry.  An early version of WeedClub was introduced to the market in August 2014.  The WeedClub Platform is open to all cannabis professionals and businesses for connection discovery. Certain areas of The WeedClub Platform require additional vetting to ensure qualifications of those using focused private or semi-private groups. WeedClub includes an internal control mechanism designed to comply with the regulatory requirements applicable to individual retail outlets and customers based on licensing information and stakeholders’ locations.

For growth stage companies and professionals looking to enter the cannabis industry, WeedClub offers the ability to gain new professional connections and visibility without sacrificing trust, safety and compliance concerns that are inherent to servicing an industry that did not exist legally until recently.

WeedClub Select™

“WeedClub Select,” is a way to filter segments of the diverse cannabis industry into focus groups. The intent of focus groups is to solve key challenges that rely on the vetting participants to create groups that are away from public view. To ensure compliance, we require participants in certain groups to prove their licenses and other security authentications.  We believe WeedClub and WeedClub Select will create innovative and exclusive marketing and advertising opportunities for Members and the Company on top of their core functionality.

We are currently beta testing the WeedClub Select program. WeedClub Select will develop into a series of multiple private or semi-private portals that solve recurring business problems. We believe our technology will assist in enabling stakeholders to move on to the next phase of their businesses’ growth. Currently portals in development are: Distribution, Financial, Recruiting, and Compliance needs.

Currently in beta testing, the WeedClub Select program will develop into a series of multiple private or sem-private portals that solve recurring business problems. We believe our ability to develop technological solutions that will enable stakeholders to move on to the next phase of their businesses’ growth. We have four portals in development which are for distribution, financial, recruiting and compliance needs.

WeedClub Select is being designed to facilitate the interconnection of a broad range of features cannabis professionals seek.  The system’s proprietary logic and vetting only allows stakeholders access to, and ability to view certain information based on the type of license they hold and regulatory requirements of the jurisdictions in which they reside. WeedClub Select is expected to be helpful to anyone buying, selling, trading, hiring, financing, and managing compliance in the legal cannabis and hemp industries.

We plan to develop and launch a series of additional value-added portals for each of core service area, which include: Distribution, Recruiting, Investment and Compliance. We believe WeedClub will improve connectivity between enterprise cannabis professionals by adding more conventional social networking software and systems. We also intend to offer members group opportunities, wherein needs are met while advertising and consulting revenues are generated via the curated opportunities.

FARMHOUSE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates

The preparation of financial statements in accordance with GAAP permits management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

Principles of Consolidation

The consolidated financial statements include the accounts of Farmhouse, Inc., its wholly-owned subsidiary Farmhouse, Inc. and its wholly-owned subsidiary Farmhouse DTLA Inc. (collectively referred to as the “Company”).  All significant inter-company balances have been eliminated in consolidation.

Concentrations of Credit Risk

We maintain our cash in bank deposit accounts, the balances of which at times may exceed federally insured limits. We continually monitor our banking relationships and consequently have not experienced any losses in our accounts. We believe we are not exposed to any significant credit risk on cash.

Cash and Cash Equivalents

We consider all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents as of December 31, 2019 or 2018.

Accounts Receivable

Revenues that have been recognized but not yet received are recorded as accounts receivable. Losses on receivables will be recognized when it is more likely than not that a receivable will not be collected. An allowance for estimated uncollectible amounts will be recognized to reduce the amount of receivables to its net realizable value. The need for an allowance for uncollectible amounts is evaluated quarterly. We have not deemed it necessary to establish an allowance for doubtful accounts as of December 31, 2019 and 2018.

Fair Value of Financial Instruments

We follow Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 825-10-50-10, Financial Instruments—Overall—Disclosure, for disclosures about fair value of our financial instruments and ASC 820-10-35-37, Fair Value Measurement—Overall—Subsequent Measure—Fair Value Hierarchy, to measure the fair value of our financial instruments. ASC 820-10-35-37 establishes a framework for measuring fair value GAAP and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, ASC 820-10-35-37 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three levels of fair value hierarchy defined by ASC 820-10-35-37 are described below:

FARMHOUSE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

Level 1:	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2:	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3:	Pricing inputs that are generally observable inputs and not corroborated by market data.

The carrying amount of our financial assets and liabilities, such as cash, accounts receivable, notes payable, accounts payable and accrued expenses, approximate their fair value because of the short maturity of those instruments.

Intangible Assets

Intangible assets are comprised of the domain “Weed.Club” which was acquired in March 2018 and the domain “Extract.com” which was acquired in May 2019.  As of the date of this financial statement, the Company has not begun utilizing either domain for its intended purpose but intends to do so in the future.  The useful life of these assets is indefinite.  As such, no amortization will be recorded unless an impairment has been deemed to have occurred.  As of December 31, 2019 and 2018, the carrying value of the “Weed.Club” domain was $30,000.  As of December 31,2019, the carrying value of the “Extract.com” domain was $300,000.

Per ASC 350, Intangibles – Goodwill and Other, the Company will review the carrying value of its intangible assets whenever circumstances indicate that an intangible asset’s carrying amount may not be recoverable, or if no interim circumstances exist, on the financial statement date. During the years ended December 31, 2019 and 2018 the Company did not recognize an impairment loss.

Fixed Assets

Fixed assets are carried at the lower of cost or net realizable value. Normal maintenance and repairs are charged to expense as incurred. When assets are sold or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in operations. Depreciation is computed using the straight-line method over the estimated useful lives of the assets of three years.

Revenue Recognition

On January 1, 2017, the Company adopted the new revenue recognition standard ASU 2014-09, “Revenue from Contracts with Customers (Topic 606)”, using the cumulative effect (modified retrospective) approach. Modified retrospective adoption requires entities to apply the standard retrospectively to the most current period presented in the financial statements, requiring the cumulative effect of the retrospective application as an adjustment to the opening balance of retained earnings at the date of initial application. No cumulative-effect adjustment in retained earnings was recorded as the adoption of ASU 2014-09 did not significantly impact the Company’s reported historical revenue. Revenue from substantially all of our contracts with customers continues to be recognized over time as services are rendered. The impact of the adoption of the new standard was not material to the Company’s consolidated financial statements for the year ended December 31, 2019 and December 31, 2018. The Company expects the impact to be immaterial on an ongoing basis.

FARMHOUSE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

The Company recognizes revenue from product sales or services rendered when the following five revenue recognition criteria are met: identify the contract with the client, identify the performance obligations in the contract, determine the transaction price, allocate the transaction price to performance obligations in the contract and recognize revenues when or as the Company satisfies a performance obligation.

During the fiscal years ended December 31, 2019 and 2018, we generated four types of revenue, including:

(1)Subscription fees related to our WeedClub portal.  Payment is received at the time of purchase. Our performance obligation is to provide services over a fixed subscription period; therefore, we recognize revenue ratably over the subscription period and deferred revenue is recorded for the portion of the subscription period subsequent to each reporting date.  In early 2018, the decision was made to cease charging subscription fees as the Company expands its other services.

(2)Affiliate advertising revenues.  Our performance obligation is met when the Company runs the agreed upon advertising campaign on its platform.  Most advertising campaigns are multi-month arrangements.  We recognize revenue ratably over the campaign period and deferred revenue is recorded for the portion of the campaign period subsequent to each reporting date.

(3)Event ticket sales and sponsorships.  The Company hosts live as well as online events in its building for networking and industry presentations.  The Company sells sponsorships as well as tickets to these events.  Our performance obligation is met at the time the event takes place.  We collect payment up front and record these payments as unearned revenue.  We recognize revenue at the time the event takes place.

(4)Referral fees and revenue.  Our performance obligation is met at the time a business transaction is consummated between the referee and potential target.  In a typical transaction, a customer (referee) will contact the Company with a specific need and the Company will refer that customer to a known contact or vendor (target).  If that customer and target vendor consummate a business transaction, as a result of this referral, the Company receives a predetermined fee. We invoice and recognize revenue at that point in time.

Revenue generated for the year ended December 31, 2019 and 2018, was as follows:

	Subscription	Affiliate	Event Tickets	Referral
	Fees	Advertising	and Sponsorship	Fees	Total
2019	$ -	$ -	$ -	$ 41,344	$ 41,344
2018	$ 175	$ -	$ 7,930	$ -	$ 8,105

During the year ended December 31, 2019, the Company generated $18,750 of the referral fees from an agreement with a related party.

No cost of goods sold were incurred related to the fiscal years ended December 31, 2019 and 2018 revenues generated.

Earnings (Loss) per Common Share

Net income (loss) per common share is computed pursuant to ASC 260-10-45, Earnings per Share—Overall—Other Presentation Matters. Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period.

FARMHOUSE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

Diluted net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock and potentially outstanding shares of common stock during the period. The weighted average number of common shares outstanding and potentially outstanding common shares assumes that we incorporated as of the beginning of the first period presented.

All dilutive common stock equivalents are reflected in our net income (loss) per share calculations. Anti-dilutive common stock equivalents are not included in our loss per share calculations.  At December 31, 2018, the Company had a convertible note with a principal value of $10,001 which was convertible into 8,889 shares of the Company’s common stock. This amount was not included in the net income (loss) per share calculation as it was anti-dilutive. At December 31, 2019 and 2018, the Company had one other convertible note with a principal value of $45,000 and $45,000, respectively. This note is convertible at a conversion price the note holder and the Company agree and therefore the number of shares it is convertible into is not determinable.

Income Taxes

The Company adopted FASB Accounting Standard Codification (ASC) 740 which clarifies the accounting for uncertainty in income taxes recognized in the Company's consolidated financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC 740 also provides guidance on derecognition and measurement of a tax position taken or expected to be taken in a tax return. The Company had no unrecognized tax benefits during the year nor any interest or penalties on unrecognized tax benefits as of December 31, 2019.

The Company estimates the annual tax rate based on projected taxable income for the full year and records a quarterly income tax provision in accordance with the anticipated annual rate. As the year progresses, we refine the estimates of the year’s taxable income as new information becomes available, including year-to-date financial results. This continual estimation process can result in a change to the expected effective tax rate for the year.

When this occurs, the Company adjusts the income tax provision during the quarter in which the change in estimate occurs so that the year-to-date provision reflects the expected annual tax rate. Significant judgment may be required in determining the Company’s effective tax rate and in evaluating our tax positions.

Recent Accounting Pronouncements

There are no recently issued accounting pronouncements that the Company has not yet adopted that they believe are applicable or would have a material impact on the financial statements of the Company.

NOTE 3 – PROPERTY AND EQUIPMENT

Property and equipment as of December 31, 2019 and 2018 consist of the following:

	2019	2018
Computer hardware	$ 9,604	$ 6,075
Less: accumulated depreciation	(6,417)	(4,078)
	$ 3,187	$ 1,997

Depreciation expense related to the Company’s fixed assets was $2,339 and $1,642 for the years ended December 31, 2019 and 2018, respectively.

FARMHOUSE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

NOTE 4 – RELATED PARTY NOTES PAYABLE AND ADVANCES

During the year ended December 31, 2019, Officers of the Company advanced $107,282 to the Company and were repaid $2,000.  As of December 31, 2019, the Company owed $109,782 in short-term, non-interest bearing advances to the Officers of the Company.

During the year ended December 31, 2018, Officers of the Company advanced $1,750 to the Company and were repaid $13,250. At December 31, 2018 the Officers of the Company forgave a total of $1,472 in short-term advances to the Company which was recorded as contributed capital.

At December 31, 2018 the Company owed $4,500 in short-term, non-interest bearing advances to the Officers of the Company.

NOTE 5 – ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

As of December 31, 2019 and 2018, accounts payable and accrued liabilities consisted of the following:

	2019	2018
Accounts payable	$ 208,698	$ 147,120
Payroll and related taxes	391,014	361,583
Accrued interest	21,910	13,808
Other accrued expense	11,492	-
	$ 633,114	$ 522,511

NOTE 6 – REVERSE RECAPITALIZATION

On August 13, 2019, the Company finalized an Agreement and Plan of Merger (“the Agreement”) by and among the Company, Revival Merger, Inc. (“Revival Merger”), a newly formed Nevada corporation 100% owned by the Company, and Farmhouse, Inc., a Washington corporation (“Farmhouse Washington”). Under the Agreement, Revival Merger has merged with and into Farmhouse Washington, with Farmhouse Washington being the surviving corporate entity.

At the Effective Time of the Merger, all of the issued and outstanding shares of Farmhouse Washington Common Stock will be exchanged for shares of the Company’s authorized, but previously unissued Common Stock, on a one share for one share basis.  At the Closing, Farmhouse Washington had issued and outstanding 11,368,853 shares of its Common Stock.  The total number of shares issued and outstanding immediately after the closing of the merger was 14,428,275.

At the time of the merger, the Company was a public shell company. The Securities Act Rule 405 and Exchange Act Rule 12b-2 define a “shell company” as a company, other than an asset-backed issuer, with: no or nominal operations and either (a) no nominal assets, (b) assets consisting solely of cash and cash equivalents, or (c) assets consisting of any amount of cash and cash equivalents and other nominal other assets.  As such, it would not meet the definition of a business under ASC 805. Further, the SEC staff believes that the merger of a private operating company into a public shell corporation with nominal net assets typically results in the owners and management of the private company having actual or effective operating control of the combined company after the transaction, with shareholders of the former public shell continuing only as passive investors. As such, for accounting purposes, mergers of operating private

FARMHOUSE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

companies into public shell companies are considered to be capital transactions rather than business combinations and no goodwill was recorded in relation to the transaction. Per SEC Financial Reporting Manual Topic 12, this transaction is equivalent to a private entity issuing stock for the net monetary assets of the shell corporation, accompanied by a recapitalization and the accounting is similar to that resulting from a reverse acquisition, except no goodwill or other intangible assets should be recorded (we note that this is sometimes referred to as a reverse recapitalization). Therefore, we followed certain literature for accounting for a reverse acquisition and no goodwill was recognized.

As of the consummation of the transaction on August 13, 2019, the Company’s financial statements are consolidated with the financial statements of Farmhouse Washington under the name of the Company but the financial statements are the continuation of Farmhouse Washington with the adjustment to reflect the legal capital of the Company.  The assets and liabilities of Farmhouse Washington were measured at their pre-combination carrying amounts and the assets and liabilities of the Company were accounted for at fair value as required under the purchase method of accounting under a reverse recapitalization.

As part of the recapitalization transaction, the capital structure was retroactively adjusted to reflect the capital structure of Revival, Inc.

The following unaudited proforma condensed combined statement of operations reflects the results of operations of Farmhouse, Inc. for years ended December 31, 2019 and 2018, the results of operations of Revival, Inc. for the years ended December 31, 2019 and 2018 and as if the transaction had occurred as of January 1, 2018.

The proforma condensed combined statement of operations should be read in conjunction with the separate financial statements and related notes thereto of Farmhouse, Inc. These proforma condensed combined statements of operations are not necessarily indicative of the combined financial position, had the acquisition occurred on the date indicated above, or the combined results of operations which might have existed for the periods indicated or the results of operations as they may be in the future.

	Farmhouse, Inc.	Revival, Inc.	Proforma combined
	for the period ended	for the period ended	for the year ended
	December 31,	December 31,	December 31,
	2019	2019	2019

Net revenues	$ 41,344	$ -	$ 41,344

Total revenues	41,344	-	41,344

Operating expenses
General and administrative expenses	592,289	21,076	613,365

Total operating expenses	592,289	21,076	613,365

Loss from operations	(550,945)	(21,076)	(572,021)

Other income (expense):
Gain (loss) on extinguishment of debt	1,872	-	1,872
Interest expense	(13,999)	-	(13,999)

Total other expense	(12,127)	-	(12,127)

Loss from operations before income taxes	(563,072)	(21,076)	(584,148)

Income taxes	-	-	-

Net Income (loss)	$ (563,072)	$ (21,076)	$ (584,148)

FARMHOUSE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

	Farmhouse, Inc.	Revival, Inc.	Proforma combined
	for the period ended	for the period ended	for the year ended
	December 31,	December 31,	December 31,
	2018	2018	2018

Net revenues	$ 8,105	$ -	$ 8,105

Total revenues	8,105	-	8,105

Operating expenses
General and administrative expenses	350,685	150	350,835

Total operating expenses	350,685	150	350,835

Loss from operations	(342,580)	(150)	(342,730)

Other income (expense):
Gain (loss) on extinguishment of debt	(185,240)	-	(185,240)
Interest expense	(24,696)	-	(24,696)

Total other expense	(209,936)	-	(209,936)

Loss from operations before income taxes	(552,516)	(150)	(552,666)

Income taxes	-	-	-

Net Income (loss)	$ (552,516)	$ (150)	$ (552,666)

NOTE 7 – CONVERTIBLE NOTES

As of December 31, 2019 and 2018, convertible notes payable were comprised of the following:

	2019	2018
Unsecured convertible note payable issued on July 14, 2017,
bearing interest at 18% per annum. Principal and interest were due
on July 14, 2018.	$ 45,000	$ 45,000

Unsecured convertible note payable issued on December 31, 2019 bearing intrest at 8% per annum. Principal and interest were due on
on March 31, 2019. Note and interest converted December 31, 2019.	-	6,667
	45,000	51,667

Less: current portion of convertible notes	(45,000)	(51,667)

Long-term portion of convertible notes	$ -	$ -

Interest expense related to convertible notes for the years ended December 31, 2019 and 2018 was $8,900 and $24,696, respectively.  Accrued interest related to the outstanding notes at December 31, 2019 and 2018 was $19,973, and $11,873, respectively.

During the year ended December 31, 2018, the Company converted a total of $435,000 principal balance notes along with $34,566 of accrued interest into 556,114 shares of the Company’s common stock.  The conversions of these notes were completed at values less than the current fair market value of the stock as calculated by the last price direct equity was sold by the Company resulting in a loss on extinguishment of debt in the amount of $185,240.

FARMHOUSE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

On December 31, 2018, the Company issued a convertible note to a note holder in exchange for 6,667 shares of the Company’s previously issued common stock.  The principal value of the note is $10,001 and bears interest at the rate of 8% per annum.  The conversion terms of the note call for a 25% discount on the conversion price of the note which at the time of issuance was $1.50, resulting in a debt discount in the amount of $3,334.  The debt discount will be amortized over the life of the note and recorded in interest expense.   For the year ended December 31, 2019, the Company recognized $3,334 in interest expense related to the amortization of the debt discount.  No interest expense related to the debt discount was recorded for the year ended December 31, 2018.

On December 31, 2019, the Company converted $10,001 in principal and an additional $800 in accrued interest into 19,201 shares of its common stock.  The agreed upon conversion price of the conversion was $0.5625/share.  At the time of the conversion the fair market value of the shares was $0.4650/share resulting in a gain on extinguishment of debt in the amount of $1,872.

The conversion features were not accounted for under derivative accounting for the year ended December 31, 2019 because the settlement amount is not determinable by an underlying conversion price.  The conversion features were not accounted for under derivative accounting for the year ended December 31, 2018 due to the fact that there was no trading market in the Company’s securities at that time.  Therefore, no derivative was recorded in the Company’s financial statements.

NOTE 8 – COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases desk space in an incubator in San Francisco, CA at the rate of $700 per desk on a month to month basis.

Indemnification Agreements

The Company has agreed to indemnify its officers and directors for certain events or occurrences arising as a result of the officer or director serving in such capacity. The term of the indemnification period is for the officer’s or director’s lifetime. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited. As a result of no current or expected litigation, the Company believes the estimated fair value of these indemnification agreements is minimal and has no liabilities recorded for these agreements as of December 31, 2019 and 2018.

NOTE 9 – STOCKHOLDER’S EQUITY

Preferred Stock

We are authorized to issue up to 5,000,000 shares of preferred stock with a par value of $.0001 and our board of directors has the right to determine the rights, privileges, and preferences of that preferred stock, which has not yet been done. As of December 31, 2019 and 2018, we had no preferred stock issued or outstanding.

Common Stock

We are authorized to issue up to 295,000,000 shares of common stock with a par value of $.0001.

FARMHOUSE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

During the year ended December 31, 2019, the Company sold an aggregate of 76,543 shares of its common stock for proceeds of $117,002, of which $2,001 was recorded as a subscription receivable as funds were not received as of the period end.

During the year ended December 31, 2019, the Company issued 187,500 shares of its common stock valued at $1.60 per share (the current fair market value of the stock as calculated by the last price direct equity was sold by the Company) for the acquisition of the website domain Extract.com.  The transaction was valued at $300,000.

During the year ended December 31, 2019, the Company issued an aggregate of 55,326 shares of its common stock for services rendered.  The stock was issued at the current fair market value of the stock as calculated by the last price direct equity was sold by the Company for issuances prior to the August 13, 2019 Revival Merger and at the price shares of the common stock was trading as for issuances after the Revival Merger.  This resulted in an expense of $74,847 and has been recorded in General and Administrative Expense as of December 31, 2019.

On December 31, 2019, the Company issued 19,201 shares of its common stock for the conversion of $10,001 in principal balance note along with an additional $800 in accrued interest.  The conversion price was agreed upon by both parties at $.5625/share.  The fair market value of the shares on the issuance date was $.4650/share resulting in a gain on extinguishment of debt in the amount of $1,872.

During the year ended December 31, 2018, the Company sold an aggregate of 399,404 shares of its common stock for proceeds of $527,516, of which $175,005 was recorded as a subscription receivable as proceeds were not received as of the period end.

During the year ended December 31, 2018, the Company issued a total of 556,114 shares related to the conversion of $469,566 in principal balance of notes payable and associated interest.  The total value of the shares issued was $654,806 resulting in a loss on extinguishment of debt in the amount of $185,240.

During the year ended December 31, 2018, the Company issued 30,000 shares of its common stock valued at $1.00 per share (the current fair market value of the stock as calculated by the last price direct equity was sold by the Company) for the acquisition of the website domain Weed.Club.  The transaction was valued at $30,000.

During the year ended December 31, 2018 the Company issued 171,000 shares of its common stock in exchange for a like number of shares in its Farmhouse DTLA subsidiary.  As a result of this conversion of shares the Company’s subsidiary is once again wholly-owned by the parent.

On December 31, 2018 the Company issued a convertible note to a note holder in exchange for 6,667 shares of the Company’s previously issued common stock.

NOTE 10 – LITIGATION

On October 25, 2017, the Company’s subsidiary, DTLA, commenced litigation in Los Angeles Superior Court (Case #BC681251) against David Vayntrub of AHPS alleging breach of contract, amongst other things, as a result of DTLA’s agreement with AHPS.  Subsequent to Farmhouse filing the lawsuit, AHPS sent a letter to Farmhouse purporting to unilaterally “cancel” the agreement. In December 2017, DTLA filed a Motion to Stay Proceedings and Compel Arbitration which was granted by the Court on March 27, 2018.  The arbitration is currently entering the discovery phase and the Company expects the matter to be

FARMHOUSE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

concluded by the fall of 2020, although there can be no assurance the proceedings will be completed in this time frame or that the arbitrator will rule in the Company’s favor. The Company is seeking to vigorously enforce its rights under the contract as well as seek damages related to additional claims.

NOTE 11 – INCOME TAXES

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences.  Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.  The Company used effective tax rate of 21% when calculating the deferred tax assets and liabilities and income tax provision below.

Net deferred tax assets consist of the following components as of December 31, 2019 and 2018:

	2019	2018

Deferred tax assets:
NOL Carryover	$ 597,500	$ 492,800
Deferred tax liabilities
Depreciation	(3,600)	(600)
Valuation allowance	(593,900)	(492,200)

Net deferred tax asset	$ -	$ -

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income from continuing operations for the years ended December 31, 2019 and 2018 due to the following:

	2019	2018
Book Income	$ (118,200)	$ (116,000)
Depreciation	(3,000)	(200)
Meals and Entertainment	500	900
Other non-deductible expenses	16,000	39,000
Valuation allowance	104,700	76,300
	$ -	$ -

At December 31, 2019, the Company had net operating loss carryforwards of approximately $2,845,000 that may be offset against future taxable income beginning in 2020 through 2040.  No tax benefit has been reported in the December 31, 2019 consolidated financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.  Tax years that remain subject to examination are 2017 and forward.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal income tax reporting purposes are subject to annual limitations.  Should a change in ownership occur, net operating loss carryforwards in future years may be limited.

FARMHOUSE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

NOTE 12 – GOING CONCERN

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company has incurred significant cumulative net losses from operations in recent years. As reported in the financial statements, the Company has an accumulated deficit of $3,280,859. At December 31, 2019, the Company had current assets of $14,907 and current liabilities totaling $787,896, and a working capital deficit of $772,989.  These factors raise substantial doubt as to the Company’s ability to continue as a going concern.

The ability of the Company to continue as a going concern is dependent on its ability to raise adequate capital to fund operating losses until it is able to engage in profitable business operations. To the extent financing is not available, the Company may not be able to, or may be delayed in, developing its services and meeting its obligations. The Company will continue to evaluate its projected expenditures relative to its available cash and to evaluate additional means of financing in order to satisfy its working capital and other cash requirements. The accompanying financial statements do not reflect any adjustments that might result from the outcome of these uncertainties.

NOTE 13 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events from the balance sheet date through the date the financial statements were issued, and determined that other than listed below, there are no additional events that require disclosure.

Subsequent to December 31, 2019, the Company issued a total of 49,421 shares of its common stock for services rendered to the Company at prices ranging between $.51/share and $1.00/share.  The fair market value of the shares was calculated using the closing price of the shares on the date of issuance.  The total value of the shares issued was $41,412.

On March 3, 2020 the Company issued a total of 125,000 shares of common stock to an individual for the purchase of the domain blunt.com.  The fair market value of the shares issued was $125,000.

FARMHOUSE, INC.

CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2020

FARMHOUSE, INC.

CONSOLIDATED BALANCE SHEETS

March 31, 2020 (Unaudited) and December 31, 2019

ASSETS
	March 31,	December 31,
	2020	2019
	(Unaudited)
Current Assets
Cash and cash equivalents	$ 293	$ 7,313
Accounts receivable	-	7,594

Total Current Assets	293	14,907

Property and equipment, net	2,577	3,187
Intangibles	455,000	330,000

Total Assets	$ 457,870	$ 348,094

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities
Accounts payable and accrued liabilities	$ 763,041	$ 633,114
Convertible notes payable, net of discount of $0 and $0	45,000	45,000
Related party notes payable and short term advances	110,527	109,782

Total Current Liabilities	918,568	787,896

Stockholders' Equity (Deficit)
Preferred stock, $.0001 par value, 5,000,000 shares authorized,
no shares issued and outstanding	-	-
Common stock, $.0001 par value, 295,000,000 shares authorized,
14,669,407 and 14,497,843 shares issued and outstanding	1,468	1,450
Additional paid-in capital	3,005,145	2,841,608
Subscription receivable	-	(2,001)
Accumulated deficit	(3,467,311)	(3,280,859)

Total stockholders' equity (deficit)	(460,698)	(439,802)

Total Liabilities and Stockholders' Equity (Deficit)	$ 457,870	$ 348,094

FARMHOUSE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three Months Ended March 31, 2020 and 2019

(Unaudited)

	For the Three	For the Three
	Months Ended	Months Ended
	March 31, 2020	March 31, 2019

Net revenues	$ -	$ -

Total revenues	-	-

Operating expenses
General and administrative expenses	159,856	203,294

Total operating expenses	159,856	203,294

Loss from operations	(159,856)	(203,294)

Other income (expense):
Interest expense	(26,596)	(5,664)

Total other expense	(26,596)	(5,664)

Loss from operations before income taxes	(186,452)	(208,958)

Income taxes	-	-

Net Income (loss)	$ (186,452)	$ (208,958)

Net income (loss) attributable to Farmhouse, Inc. per common share
Basic and diluted	$ (0.01)	$ (0.02)

Weighted average common shares; basic and diluted	14,513,457	11,158,965

FARMHOUSE, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

For the Three Months Ended March 31, 2020

(Unaudited)

			Additional			Total
	Common Stock		Paid-In	Subscription	Accumulated	Stockholders'
	Shares	Amount	Capital	Receivable	Deficit	Equity

Balance at December 31, 2018	11,099,851	$ 1,110	$ 2,352,663	$ (175,005)	$ (2,717,787)	$ (539,019)

Subscription received	-	-	-	175,005	-	175,005

Common stock issued for services	17,500	2	26,248	-	-	26,250

Sale of common stock	54,668	5	81,997	(2,001)	-	80,001

Net loss for the three months ended
March 31, 2019	-	-	-	-	(208,958)	(208,958)

Balance at March 31, 2019	11,172,019	$ 1,117	$ 2,460,908	$ (2,001)	$ (2,926,745)	$ (466,721)

Balance at December 31, 2019	14,497,843	1,450	2,841,608	(2,001)	(3,280,859)	(439,802)

Subscription received	-	-	-	2,001	-	2,001

Common stock issued for services	46,564	5	38,550	-	-	38,555

Common stock issued for intangible	125,000	13	124,987	-	-	125,000

Net loss for the three months ended
March 31, 2020	-	-	-	-	(186,452)	(186,452)

Balance at March 31, 2020	14,669,407	$ 1,468	$ 3,005,145	$ -	$ (3,467,311)	$ (460,698)

FARMHOUSE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Three Months Ended March 31, 2020 and 2019

(Unaudited)

	For the Three		For the Three
	Months Ended		Months Ended
	March 31, 2020		March 31, 2019
Increase (decrease) in cash and cash equivalents:
Cash flows from operating activities:
Net Income (Loss)	$ (186,452)		$ (208,958)
Adjustments to reconcile net income (loss) to net cash used by operating activities:
Depreciation and amortization	610		3,845
Stock issued for services	38,555		26,250
Changes in assets and liabilities:
Accounts receivable	7,594		-
Accounts payable and accrued liabilities	129,927		(29,688)
Net cash used by operating activities	(9,766)		(208,551)

Cash flows from investing activities:
Purchase of fixed assets	-		(3,529)
Net cash (used) provided by investing activities	-		(3,529)

Cash flows from financing activities:
Proceeds from sale of common stock	2,001		255,006
Proceeds from related party short term advances	745		-
Net cash (used) provided by financing activities	2,746	-	255,006

Net increase (decrease) in cash and cash equivalents	(7,020)		42,926
Cash and cash equivalents at beginning of year	7,313		3,288
Cash and cash equivalents at end of year	$ 293		$ 46,214

Supplemental disclosure of cash flow information:
Cash paid during the years for:
Interest	$ -		$ -
Income taxes	$ -		$ -
Non-cash investing and financing activities
Common stock issued for intangible asset	$ 125,000		$ -

FARMHOUSE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of March 31, 2020

(Unaudited)

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

On June 28, 2013, the Company was originally incorporated as Somerset Transition Corporation under the Oklahoma General Corporation Act. Under the Agreement, Transition Corporation merged into Merger Sub and Transition ceased to exist, wherein Merger Sub became the survivor and successor under Section 1088 of the Oklahoma Act, having acquired all of Transnational Corporation’s assets, rights financial statements, obligations, and liabilities as the constituent or resulting corporation. Holdings became the parent and the holding company of Merger Sub under the Reorganization which was in compliance with Section 1081(g) of the Oklahoma Act. At the time of the Reorganization, Holdings as successor issuer had less than 300 shareholders.

Upon consummation of the Reorganization, each issued and outstanding equity of the former Transition was transmuted into and represented the identical equity structure of Holdings (on a share-for-share basis) having the same designations, rights, powers and preferences, and qualifications, limitations, and restrictions. Upon consummation, Holdings, was the issuer since the former Transnational Corporation equity structure was transmuted pursuant to Section 1081(g) into current issued and outstanding equities of Holdings. The Reorganization was exempt from the registration requirements of the Securities Act of 1933 (“Act”) as there was no “offer” or “sale” as defined in Section 2(3) of the Act so as to invoke the requirements of Rule 145 also under the Act. Under the terms of the Agreement, the shareholders and equity holders of the former Transition had no appraisal rights or rights to a shareholder vote and consequently, no investment decision was made by the shareholders. Further, the transaction complied with the provisions of Rule 144(D)(3)(x) titled “Holding Company Formation.”

The issuer formed Somerset Property, Inc. as its wholly-owned Maryland subsidiary on September 3, 2013 and merged with and into Somerset Property pursuant to Articles of Merger filed with the Maryland Department of Assessments and Taxation on October 3, 2013 and with the Oklahoma Secretary of State on October 11, 2013.

The issuer was subsequently redomiciled to Nevada. The redomicile was accomplished by the issuer forming a wholly-owned Nevada subsidiary, Revival, Inc.  on July 18, 2017. The issuer then merged with and into Revival, Inc. by filing Articles of Merger with the Nevada Secretary of State on July 21, 2017 and with the Maryland Department of Assessments and Taxation on August 14, 2017.  On July 2, 2019, the Issuer changed their name to Farmhouse, Inc.

On August 6, 2019, the Company received notification of approval from FINRA for the change in its issue name from Revival, Inc. Common Stock to Farmhouse, Inc. Common stock and its trading symbol has changed from TLVA to FMHS.

On August 13, 2019, the Company finalized an Agreement and Plan of Merger (“the Agreement”) by and among the Company, Revival Merger, Inc. (“Revival Merger”), a newly formed Nevada corporation 100% owned by the Company, and Farmhouse, Inc., a Washington corporation (“Farmhouse Washington”). Under the Agreement, Revival Merger has merged with and into Farmhouse Washington, with Farmhouse Washington being the surviving corporate entity.

At the Effective Time of the Merger, all of the issued and outstanding shares of Farmhouse Washington Common Stock were exchanged for shares of the Company’s authorized, but previously unissued Common Stock, on a one share for one share basis. This resulted in Farmhouse Washington becoming our wholly

FARMHOUSE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of March 31, 2020

(Unaudited)

owned subsidiary and the former stockholders of Farmhouse Washington becoming our stockholders and controlling the majority of our outstanding common stock.

Nature of Business

As additional states and countries legalize medical and/or recreational cannabis use, these markets develop regulations and the commercial industry becomes more established.  The founders of Farmhouse seek to apply their technical knowledge and experience to introduce products for this emerging industry. The Cannabis industry continues to encounter a lack of acceptance from many traditional mainstream service providers of commonly used business tools. Management believes the ongoing mainstream business stigma that plagues the cannabis industry, resulting in lower availability of quality services, also creates ample opportunity to prosper as we fill the gap with vetted professional connections worldwide. By employing state of the art technologies to (i) assist with social connections on the WeedClub Platform, and (ii) geo-fencing to prevent interstate commerce from happening, the WeedClub Platform fosters safe growth for its Members.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates

The preparation of financial statements in accordance with GAAP permits management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

Principles of Consolidation

The consolidated financial statements include the accounts of Farmhouse, Inc., its wholly-owned subsidiary Farmhouse, Inc. and its wholly-owned subsidiary Farmhouse DTLA Inc. (collectively referred to as the “Company”).  All significant inter-company balances have been eliminated in consolidation.

Concentrations of Credit Risk

We maintain our cash in bank deposit accounts, the balances of which at times may exceed federally insured limits. We continually monitor our banking relationships and consequently have not experienced any losses in our accounts. We believe we are not exposed to any significant credit risk on cash.

Cash and Cash Equivalents

We consider all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents as of March 31, 2020 or December 31, 2019.

Accounts Receivable

Revenues that have been recognized but not yet received are recorded as accounts receivable. Losses on receivables will be recognized when it is more likely than not that a receivable will not be collected. An allowance for estimated uncollectible amounts will be recognized to reduce the amount of receivables to its

FARMHOUSE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of March 31, 2020

(Unaudited)

net realizable value. The need for an allowance for uncollectible amounts is evaluated quarterly. We have not deemed it necessary to establish an allowance for doubtful accounts as of March 31, 2020 or December 31, 2019.

Fair Value of Financial Instruments

We follow Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 825-10-50-10, Financial Instruments—Overall—Disclosure, for disclosures about fair value of our financial instruments and ASC 820-10-35-37, Fair Value Measurement—Overall—Subsequent Measure—Fair Value Hierarchy, to measure the fair value of our financial instruments. ASC 820-10-35-37 establishes a framework for measuring fair value GAAP and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, ASC 820-10-35-37 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three levels of fair value hierarchy defined by ASC 820-10-35-37 are described below:

Level 1:	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2:	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3:	Pricing inputs that are generally observable inputs and not corroborated by market data.

The carrying amount of our financial assets and liabilities, such as cash, accounts receivable, notes payable, accounts payable and accrued expenses, approximate their fair value because of the short maturity of those instruments.

Intangible Assets

Intangible assets are comprised of the domain “Weed.Club” which was acquired in March 2018, the domain “Extract.com” which was acquired in May 2019 and the domain “blunt.com” which was acquired in March 2020.  As of the date of this financial statement, the Company has not begun utilizing either domain for its intended purpose but intends to do so in the future. The useful life of these assets is indefinite.  As such, no amortization will be recorded unless an impairment has been deemed to have occurred.  As of March 31, 2020 and December 31, 2019, the carrying value of the “Weed.Club” domain was $30,000 and the carrying value of the “Extract.com” domain was $300,000. As of March 31, 2020, the carrying value of the “blundt.com” was $125,000.

Per ASC 350, Intangibles – Goodwill and Other, the Company will review the carrying value of its intangible assets whenever circumstances indicate that an intangible asset’s carrying amount may not be recoverable, or if no interim circumstances exist, on the financial statement date. During the periods ended March 31, 2020 and 2019 the Company did not recognize an impairment loss.

Fixed Assets

Fixed assets are carried at the lower of cost or net realizable value. Normal maintenance and repairs are charged to expense as incurred. When assets are sold or otherwise disposed of, the cost and accumulated

FARMHOUSE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of March 31, 2020

(Unaudited)

depreciation are removed from the accounts and any resulting gain or loss is recognized in operations. Depreciation is computed using the straight-line method over the estimated useful lives of the assets of three years.

Revenue Recognition

On January 1, 2017, the Company adopted the new revenue recognition standard ASU 2014-09, “Revenue from Contracts with Customers (Topic 606)”, using the cumulative effect (modified retrospective) approach. Modified retrospective adoption requires entities to apply the standard retrospectively to the most current period presented in the financial statements, requiring the cumulative effect of the retrospective application as an adjustment to the opening balance of retained earnings at the date of initial application. No cumulative-effect adjustment in retained earnings was recorded as the adoption of ASU 2014-09 did not significantly impact the Company’s reported historical revenue. Revenue from substantially all of our contracts with customers continues to be recognized over time as services are rendered. The impact of the adoption of the new standard was not material to the Company’s consolidated financial statements for the year ended December 31, 2019 and December 31, 2018. The Company expects the impact to be immaterial on an ongoing basis.

The Company recognizes revenue from product sales or services rendered when the following five revenue recognition criteria are met: identify the contract with the client, identify the performance obligations in the contract, determine the transaction price, allocate the transaction price to performance obligations in the contract and recognize revenues when or as the Company satisfies a performance obligation.

During the fiscal years ended December 31, 2019 and 2018, we generated four types of revenue, including:

(1)Subscription fees related to our WeedClub portal.  Payment is received at the time of purchase. Our performance obligation is to provide services over a fixed subscription period; therefore, we recognize revenue ratably over the subscription period and deferred revenue is recorded for the portion of the subscription period subsequent to each reporting date. In early 2018, the Company made the decision to discontinue subscription fees as it expands its other services and attracts users.

(2)Affiliate advertising revenues.  Our performance obligation is met when the Company runs the agreed upon advertising campaign on its platform.  Most advertising campaigns are multi-month arrangements.  We recognize revenue ratably over the campaign period and deferred revenue is recorded for the portion of the campaign period subsequent to each reporting date.

(3)Event ticket sales and sponsorships.  The Company hosts live as well as online events in its building for networking and industry presentations.  The Company sells sponsorships as well as tickets to these events.  Our performance obligation is met at the time the event takes place.  We collect payment up front and record these payments as unearned revenue.  We recognize revenue at the time the event takes place.

(4)Referral fees and revenue.  Our performance obligation is met at the time a business transaction is consummated between the referee and potential target. In a typical transaction, a customer (referee) will contact the Company with a specific need and the Company will refer that customer to a known contact or vendor (target).  If that customer and target vendor consummate a business transaction, as a result of this referral, the Company receives a predetermined fee.  We invoice and recognize revenue at that point in time.

FARMHOUSE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of March 31, 2020

(Unaudited)

Revenue generated for the three months ended March 31, 2020 and 2019, was as follows:

	Subscription	Affiliate	Event Tickets	Referral
	Fees	Advertising	and Sponsorship	Fees	Total
2020	$ -	$ -	$ -	$ -	$ -
2019	$ -	$ -	$ -	$ -	$ -

No cost of goods sold were incurred related to the periods ended March 31, 2020 and 2019 revenues generated.

Earnings (Loss) per Common Share

Net income (loss) per common share is computed pursuant to ASC 260-10-45, Earnings per Share—Overall—Other Presentation Matters. Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock and potentially outstanding shares of common stock during the period. The weighted average number of common shares outstanding and potentially outstanding common shares assumes that we incorporated as of the beginning of the first period presented.

All dilutive common stock equivalents are reflected in our net income (loss) per share calculations. Anti-dilutive common stock equivalents are not included in our loss per share calculations.  At March 31, 2020 and December 31, 2019, the Company had one convertible note with a principal value of $45,000.  This note is convertible at a conversion price the note holder and the Company agree and therefore the number of shares it is convertible into is not determinable.

Income Taxes

The Company adopted FASB Accounting Standard Codification (ASC) 740 which clarifies the accounting for uncertainty in income taxes recognized in the Company's consolidated financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC 740 also provides guidance on derecognition and measurement of a tax position taken or expected to be taken in a tax return. The Company had no unrecognized tax benefits during the periods presented nor any interest or penalties on unrecognized tax benefits.

The Company estimates the annual tax rate based on projected taxable income for the full year and records a quarterly income tax provision in accordance with the anticipated annual rate. As the year progresses, we refine the estimates of the year’s taxable income as new information becomes available, including year-to-date financial results. This continual estimation process can result in a change to the expected effective tax rate for the year.

When this occurs, the Company adjusts the income tax provision during the quarter in which the change in estimate occurs so that the year-to-date provision reflects the expected annual tax rate. Significant judgment may be required in determining the Company’s effective tax rate and in evaluating our tax positions.

Recent Accounting Pronouncements

There are no recently issued accounting pronouncements that the Company has not yet adopted that they believe are applicable or would have a material impact on the financial statements of the Company.

FARMHOUSE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of March 31, 2020

(Unaudited)

NOTE 3 – PROPERTY AND EQUIPMENT

Property and equipment as of March 31, 2020 and December 31, 2019 consist of the following:

Depreciation expense related to the Company’s fixed assets was $610 and $511 for the three months ended March 31, 2020 and 2019, respectively.

	March 31,	December 31,
	2020	2019

Computer hardware	$ 9,604	$ 9,604
Less: accumulated depreciation	(7,027)	(6,417)
	$ 2,577	$ 3,187

NOTE 4 – RELATED PARTY NOTES PAYABLE AND ADVANCES

During the three months ended March 31, 2020 and 2019, Officers of the Company advanced $745 and $0 to the Company, respectively.  As of March 31, 2020 and December 31, 2019, the Company owed $110,527 and $109,782 in short-term, non-interest -bearing advances, respectively, and $1,938 and $1,938 in accrued interest, respectively, to the Officers of the Company.

NOTE 5 – ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

As of March 31, 20020 and December 31, 2019, accounts payable and accrued liabilities consisted of the following:

	March 31,	December 31,
	2020	2019
Accounts payable	$ 284,071	$ 208,698
Payroll and related taxes	443,548	391,014
Accrued interest	23,930	21,910
Other accrued expense	11,492	11,492
	$ 763,041	$ 633,114

NOTE 6– REVERSE RECAPITALIZATION

On August 13, 2019, the Company finalized an Agreement and Plan of Merger (“the Agreement”) by and among the Company, Revival Merger, Inc. (“Revival Merger”), a newly formed Nevada corporation 100% owned by the Company, and Farmhouse, Inc., a Washington corporation (“Farmhouse Washington”). Under the Agreement, Revival Merger has merged with and into Farmhouse Washington, with Farmhouse Washington being the surviving corporate entity.

FARMHOUSE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of March 31, 2020

(Unaudited)

At the Effective Time of the Merger, all of the issued and outstanding shares of Farmhouse Washington Common Stock will be exchanged for shares of the Company’s authorized, but previously unissued Common Stock, on a one share for one share basis.  At the Closing, Farmhouse Washington had issued and outstanding 11,368,853 shares of its Common Stock.  The total number of shares issued and outstanding immediately after the closing of the merger was 14,428,275.

At the time of the merger, the Company was a public shell company. The Securities Act Rule 405 and Exchange Act Rule 12b-2 define a “shell company” as a company, other than an asset-backed issuer, with: no or nominal operations and either (a) no nominal assets, (b) assets consisting solely of cash and cash equivalents, or (c) assets consisting of any amount of cash and cash equivalents and other nominal other assets.  As such, it would not meet the definition of a business under ASC 805. Further, the SEC staff believes that the merger of a private operating company into a public shell corporation with nominal net assets typically results in the owners and management of the private company having actual or effective operating control of the combined company after the transaction, with shareholders of the former public shell continuing only as passive investors. As such, for accounting purposes, mergers of operating private companies into public shell companies are considered to be capital transactions rather than business combinations and no goodwill was recorded in relation to the transaction. Per SEC Financial Reporting Manual Topic 12, this transaction is equivalent to a private entity issuing stock for the net monetary assets of the shell corporation, accompanied by a recapitalization and the accounting is similar to that resulting from a reverse acquisition, except no goodwill or other intangible assets should be recorded (we note that this is sometimes referred to as a reverse recapitalization). Therefore, we followed certain literature for accounting for a reverse acquisition and no goodwill was recognized.

As of the consummation of the transaction on August 13, 2019, the Company’s financial statements are consolidated with the financial statements of Farmhouse Washington under the name of the Company but the financial statements are the continuation of Farmhouse Washington with the adjustment to reflect the legal capital of the Company.  The assets and liabilities of Farmhouse Washington were measured at their pre-combination carrying amounts and the assets and liabilities of the Company were accounted for at fair value as required under the purchase method of accounting under a reverse recapitalization.

As part of the recapitalization transaction, the capital structure was retroactively adjusted to reflect the capital structure of Revival, Inc.

The following unaudited proforma condensed combined statement of operations reflects the results of operations of Farmhouse, Inc. for three months ended March 31, 2019, the results of operations of Revival, Inc. for the three months ended March 31, 2019 and as if the transaction had occurred as of January 1, 2019.

The proforma condensed combined statement of operations should be read in conjunction with the separate financial statements and related notes thereto of Farmhouse, Inc. These proforma condensed combined statements of operations are not necessarily indicative of the combined financial position, had the acquisition occurred on the date indicated above, or the combined results of operations which might have existed for the periods indicated or the results of operations as they may be in the future.

	Farmhouse, Inc.	Revival, Inc.	Proforma combined
	for the period ended	for the period ended	for the period ended
	March 31,	March 31,	March 31,
	2019	2019	2019
Net revenues	$ -	$ -	$ -

FARMHOUSE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of March 31, 2020

(Unaudited)

Total revenues	-	-	-
Operating expenses
General and administrative expenses	203,294	2,000	205,294
Total operating expenses	203,294	2,000	205,294
Loss from operations	(203,294)	(2,000)	(205,294)
Other income (expense):
Interest expense	(2,925)	-	(2,925)
Total other expense	(2,925)	-	(2,925)
Loss from operations before income taxes	(206,219)	(2,000)	(208,219)
Income taxes	-	-	-
Net Income (loss)	$ (206,219)	$ (2,000)	$ (208,219)

NOTE 7 – CONVERTIBLE NOTES

As of March 31, 2020 and December 31, 2019, convertible notes payable were comprised of the following:

	March 31,	December 31,
	2020	2019
Unsecured convertible note payable issued on July 14, 2017,
bearing interest at 18% per annum. Principal and interest were due
on July 14, 2018.	$ 45,000	$ 45,000

Less: current portion of convertible notes	(45,000)	(45,000)

Long-term portion of convertible notes	$ -	$ -

Interest expense related to convertible notes for the three months ended March 31, 2020 and 2019 was $2,019 and $24,696, respectively.  Accrued interest related to the outstanding notes at March 31, 2020 and December 31, 2019 was $21,992, and $19,973, respectively.

The conversion feature was not accounted for under derivative accounting as of March 31, 2020 or as of December 31, 2019 because the settlement amount is not determinable by an underlying conversion price.  Therefore, no derivative was recorded in the Company’s financial statements.

NOTE 8 – COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases desk space in an incubator in San Francisco, CA at the rate of $700 per desk on a month to month basis.

Indemnification Agreements

The Company has agreed to indemnify its officers and directors for certain events or occurrences arising as a result of the officer or director serving in such capacity. The term of the indemnification period is for the officer’s or director’s lifetime. The maximum potential amount of future payments the Company could be

FARMHOUSE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of March 31, 2020

(Unaudited)

required to make under these indemnification agreements is unlimited. As a result of no current or expected litigation, the Company believes the estimated fair value of these indemnification agreements is minimal and has no liabilities recorded for these agreements as of March 31, 2020 or December 31, 2019.

NOTE 9 – STOCKHOLDER’S EQUITY

Preferred Stock

We are authorized to issue up to 5,000,000 shares of preferred stock with a par value of $.0001 and our board of directors has the right to determine the rights, privileges, and preferences of that preferred stock, which has not yet been done. As of March 31, 2020 and December 31, 2019, we had no preferred stock issued or outstanding.

Common Stock

We are authorized to issue up to 295,000,000 shares of common stock with a par value of $.0001.

During the three months ended March 31, 2020, the Company issued 125,000 shares of its common stock valued at $1.00 per share (the price shares of Common Stock was trading at on the day of purchase) for the acquisition of the website domain blunt.com.  The transaction was valued at $125,000.

During the three months ended March 31, 2020, the Company issued an aggregate of 46,564 shares of its common stock for services rendered.  The stock was valued at its fair market value or the price shares of common stock was trading at as of each issuance date.  This resulted in an expense of $38,555 and has been recorded in General and Administrative Expense as of March 31, 2020.

During the three months ended March 31, 2019, the Company sold an aggregate of 54,668 shares of its common stock for proceeds of $80,001, of which $2,001 was recorded as a subscription receivable as funds were not received as of the period end.

During the three months ended March 31, 2019, the Company issued an aggregate of 17,500 shares of its common stock for services rendered.  The stock was valued at the current fair market value of the stock as calculated by the last price direct equity was sold by the Company.  This resulted in an expense of $26,250 and has been recorded in General and Administrative Expense as of March 31, 2019.

As of March 31, 2020 and December 31, 2019, the Company had 14,669,407 and 14,497,843 shares of common stock issued and outstanding, respectively.

NOTE 10 – LITIGATION

On October 25, 2017, the Company’s subsidiary, DTLA, commenced litigation in Los Angeles Superior Court (Case #BC681251) against David Vayntrub of AHPS alleging breach of contract, amongst other things, as a result of DTLA’s agreement with AHPS.  Subsequent to Farmhouse filing the lawsuit, AHPS sent a letter to Farmhouse purporting to unilaterally “cancel” the agreement. In December 2017, DTLA filed a Motion to Stay Proceedings and Compel Arbitration which was granted by the Court on March 27, 2018.  The arbitration is currently entering the discovery phase and the Company expects the matter to be concluded by the fall of 2020, although there can be no assurance the proceedings will be completed in this

FARMHOUSE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of March 31, 2020

(Unaudited)

time frame or that the arbitrator will rule in the Company’s favor. The Company is seeking to vigorously enforce its rights under the contract as well as seek damages related to additional claims.

NOTE 11 – GOING CONCERN

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company has incurred significant cumulative net losses from operations in recent years. As reported in the financial statements, the Company has an accumulated deficit of $3,467,311. At March 31, 2020, the Company had current assets of $293 and current liabilities totaling $918,568, and a working capital deficit of $918,275.  These factors raise substantial doubt as to the Company’s ability to continue as a going concern.

The ability of the Company to continue as a going concern is dependent on its ability to raise adequate capital to fund operating losses until it is able to engage in profitable business operations. To the extent financing is not available, the Company may not be able to, or may be delayed in, developing its services and meeting its obligations. The Company will continue to evaluate its projected expenditures relative to its available cash and to evaluate additional means of financing in order to satisfy its working capital and other cash requirements. The accompanying financial statements do not reflect any adjustments that might result from the outcome of these uncertainties.

NOTE 12 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events from the balance sheet date through the date the financial statements were issued, and determined that other than listed below, there are no additional events that require disclosure.

Subsequent to March 31, 2020, the Company issued a total of 2,857 shares of its common stock for services rendered to the Company at the fair market value of $1.00 per share.  The fair market value of the shares was calculated using the closing price of the shares on the date of issuance.  The total value of the shares issued was $2,857.

Subsequent to March 31, 2020, The Company has sold an aggregate of 50,000 shares of its common stock for proceeds of $37,500.  The shares were all sold at the price of $0.75 per share.  The shares were issued under Section 4(2) of the Securities Act of 1933, as amended.